Exhibit 10.10 Sobrato 2207

Lease between

Sobrato Interests III and Siebel Systems, Inc.

Building 3 - 2207 Bridgepointe Parkway, San Mateo

Section Page #

Parties *

Premises *

Definitions *

Description *

Use *

Permitted Uses *

Uses Prohibited *

Advertisements and Signs *

Covenants, Conditions and Restrictions *

Term and Rental *

Base Monthly Rent *

Rental Adjustment *

Late Charges *

Security Deposit *

Construction *

Building Shell Plans *

Tenant Improvement Plans *

Tenant Improvement Pricing *

Change Orders *

Building Shell Costs *

Tenant Improvement Costs *

Construction *

General Contractor Overhead & Profit *

Tenant Delays *

Insurance *

Punch List & Warranty *

Other Work by Tenant *

Acceptance of Possession and Covenants to Surrender *

Delivery and Acceptance *

Condition Upon Surrender *

Failure to Surrender *

Alterations and Additions *

Tenant's Alterations *

Free From Liens *

Compliance With Governmental Regulations *

Maintenance of Premises *

Landlord's Obligations *

Tenant's Obligations *

Landlord and Tenant's Obligations Regarding Reimbursable Operating Costs *

Reimbursable Operating Costs *

Tenant's Allocable Share *

Exclusions to Reimbursable Operating Costs *

Waiver of Liability *

Tenant's Right to Audit *

Hazard Insurance *

Tenant's Use *

Landlord's Insurance *

Tenant's Insurance *

Waiver *

Taxes *

Utilities *

Toxic Waste and Environmental Damage *

Tenant's Responsibility *

Tenant's Indemnity Regarding Hazardous Materials *

Landlord's Indemnity Regarding Hazardous Materials *

Actual Release by Tenant *

Environmental Monitoring *

Tenant's Default *

Remedies *

Right to Re-enter *

Abandonment *

No Termination *

Non-Waiver *

Performance by Landlord *

Landlord's Liability *

Limitation on Landlord's Liability *

Limitation on Tenant's Recourse *

Indemnification of Landlord *

Destruction of Premises *

Landlord's Obligation to Restore *

Limitations on Landlord's Restoration Obligation *

Tenant's Rights with Respect to a Destruction of the Premises *

Condemnation *

Assignment or Sublease *

Consent by Landlord *

Assignment or Subletting Consideration *

No Release *

Reorganization of Tenant *

Permitted Transfers *

Effect of Default *

Effects of Conveyance *

Successors and Assigns *

Option to Extend the Lease Term *

Grant and Exercise of Option *

Determination of Fair Market Rental *

Resolution of a Disagreement over the Fair Market Rental *

Personal to Tenant *

Option to Extend the Lease Term *

Right of First Offering to Purchase *

Grant and Exercise of Option *

Exclusions *

General Provisions *

Attorney's Fees *

Authority of Parties *

Brokers *

Choice of Law *

Dispute Resolution *

Entire Agreement *

Entry by Landlord *

Estoppel Certificates *

Exhibits *

Interest *

Modifications Required by Lender *

No Presumption Against Drafter *

Notices *

Property Management *

Rent *

Representations *

Rights and Remedies *

Severability *

Submission of Lease *

Subordination *

Survival of Indemnities *

Time *

Transportation Demand Management Programs *

EXHIBIT A - Premises and Project - Initial Buildout *

EXHIBIT B - Not Applicable *

EXHIBIT C - Declaration of Covenants and Grant of Easements *

EXHIBIT D - Shell Plans and Specifications *

EXHIBIT E - Building Shell Definition *

EXHIBIT F - Tenant Improvement Plans and Specifications *

EXHIBIT G - Subordination, Nondisturbance and Attornment Agreement *

1. Parties: THIS LEASE, is entered into on this 11th day of June, 1999, ("Effective Date") between SOBRATO INTERESTS III, a California Limited Partnership, whose address is 10600 North De Anza Boulevard, Suite 200, Cupertino, CA 95014-2075 and SIEBEL SYSTEMS, INC., a Delaware Corporation, whose address is 1855 South Grant Street, San Mateo, California, CA 94402-2667, hereinafter called respectively Landlord and Tenant.

2. Premises:

A. Definitions.

i. Building. The term "Building" shall mean that five (5) story steel frame building containing approximately 167,505 rentable square feet and all Tenant Improvements installed therein to be constructed by Landlord and leased by Tenant pursuant to the terms of this Lease in the location labeled as Building 3 on Exhibit "A" and commonly known as 2207 Bridgepointe Parkway.

ii. Building 1. The term "Building 1" shall mean that five (5) story steel frame building containing approximately 141,496 rentable square feet to be constructed by Landlord and leased by Tenant pursuant to a separate lease between the Parties dated March 11, 1999 ("Building 1 Lease") in the location labeled as Building 1 on Exhibit "A" attached hereto and commonly known as 2215 Bridgepointe Parkway

iii. Building 2. The term "Building 2" shall mean that five (5) story steel frame building containing approximately 141,496 rentable square feet to be constructed by Landlord and leased by Tenant pursuant to a separate lease between the Parties dated March 11, 1999 ("Building 2 Lease") in the location labeled as Building 2 on Exhibit "A" and commonly known as 2211 Bridgepointe Parkway.

iv. Common Area. The term "Common Area" shall mean that certain real property beneath and surrounding the Building, Building 1 and Building 2 consisting of an underground parking garage of approximately 455 parking spaces, on-grade parking lots consisting of approximately 255 parking spaces, an above grade parking structure to total approximately 850 parking spaces, and the recreation areas and the adjacent landscaped site areas as shown on Exhibit "A"..

Landlord shall have the power to allocate to each tenant in the Project, the number of parking spaces in the podium garage, above-grade parking structure or other portions of the Project as to which Tenant may have the use in connection with its Building; provided that (i) such allocation is requested by at least one (1) tenant in the Project, (ii) Landlord shall not allocate to Tenant materially less than the Tenant's prorata share of parking calculated on the basis of the square footage of the buildings in the Project, and (iii) Landlord shall allocate parking in a manner so as to maximize the adjacency of parking to each building. Landlord shall further retain the right to restrict an appropriate amount of the parking for visitors of the Project or for car pooling (as may be required by a TDM program). At the request of Tenant or any other tenant in the Project, Landlord further agrees to restrict up to ten (10) spaces per building for key employees of Tenant (or of other tenants in the Project) or for other reasonable uses. Tenant shall be responsible for seeing that the total number of vehicles parked in the Project by employees and invitees of Tenant does not exceed the number of total spaces allocated to the Building.

v. Project. The term "Project" shall be that certain real property consisting of approximately 10.8 acres at the corner of Bridgepointe Circle and Bridgepointe Parkway in San Mateo, California and all improvements constructed thereon consisting at full buildout of the Building, Building 2, Building 3 and the Common Area as shown in Exhibit "B".

vi. Premises. The term "Premises" shall mean the Building and a non-exclusive right to use the Common Area. Unless expressly provided otherwise, the term Premises as used herein shall include the Tenant Improvements (defined in Section 5.B) constructed by Tenant pursuant to Section 5.B.

B. Grant: Landlord hereby leases the Premises to Tenant, and Tenant hires the Premises from Landlord.

C. Recordation of Parcel Map and Declaration: Tenant consents to recordation by Landlord of a Parcel Map (Parcel Map") and a Declaration of Covenants, Conditions and Restrictions ("Declaration"). The Parcel Map and the Declaration shall be substantially in the form attached hereto as Exhibit "C" with such changes as may be may be desired by Landlord or Landlord's lenders to facilitate the operation, construction, financing, sale and/or leasing of the Project, provided such changes do not materially and adversely affect Tenant's use of the Premises, and with such changes as may be required by the city or other governmental authority having jurisdiction over the Project. Landlord is seeking approval of the Parcel Map and Declaration to subdivide the existing parcel into the four lots to facilitate Landlord's operation, construction, financing, lease and/or sale of the Project as individual buildings. Landlord's failure to obtain approval of the Parcel Map or Declaration shall in no way invalidate this Lease. In the event the Parcel Map and Declaration are recorded by Landlord, the Section 2.A.vi shall be replaced by following: The term "Premises" shall mean (i) the land area within Lot 3; (ii) the Building; and (iii) the nonexclusive right to use the Common Area in accordance with the terms and conditions of the Declaration and this Lease. This Lease shall be subject and subordinate in all respects to the Declaration, as the same may be amended from time to time. Tenant covenants and agrees to refrain from doing or causing to be done, or permitting any thing or act to be done, which would constitute a default under the Declaration or which would or might make Landlord liable for any damages, claims or penalty. All assessments charged to the Premises pursuant to the Declaration, (other than those assessments which represent: the costs required to be paid and borne by Landlord under the express terms of this Lease (such as Landlord's maintenance costs pursuant to Section 8.A; fines, penalties and costs of suit charged by the Association, to the extent not caused by Tenant's breach of this Lease or violation of the Declaration; reimbursements to the Association for diminution of the Association's insurance proceeds, to the extent not caused by Tenant's violation of the insurance provisions of the Declaration; and assessments levied against the Premises because of the nonpayment of assessments levied on other lots within the Project other than the Premises) shall constitute a part of Tenant's Allocable Share of Reimbursable Operating Costs pursuant to Article 8 of this Lease.

Following recordation of the Declaration, if owners and occupants of Building 1 or Building 2 are violating the terms and conditions of the Declaration and such violation materially and adversely affects Tenant's rights under this Lease, then within a reasonable time following Tenant's request, Landlord shall take reasonable steps to enforce the provisions of the Declaration relating to such violation, in accordance with the procedures established in the Declaration, the cost of which shall be a Reimbursable Operating Cost pursuant to Article 8 of this Lease.

3. Use:

A. Permitted Uses: Tenant shall use the Premises only for the following purposes and shall not change the use of the Premises without the prior written consent of Landlord: General office uses including research and development and other incidental uses (such incidental uses shall include without limitation, a gymnasium and/or a cafeteria for use of Tenant's employees). Tenant shall use only the number of parking spaces allocated to Tenant under this Lease. Following recordation of the Declaration, if occupants of Building 1 or Building 2 are using parking spaces in excess of the number of spaces to which they are entitled under the Declaration, then within a reasonable time following Tenant's request, Landlord shall seek to enforce the provisions of the Declaration relating to such excessive use, in accordance with the procedures established in the Declaration, the cost of which shall be a Reimbursable Operating Cost pursuant to Article 8 of this Lease. Prior to recording the Declaration, Landlord shall cause the Declarants of the Declaration to confirm in writing for the benefit of Tenant that the signs and window coverings to be installed pursuant to Section 3.C of this Lease are approved by the Declarants. Landlord shall promptly send to Tenant all notices received from the Association pertaining to the Association's entry onto the Premises and Common Area, insurance coverage affecting the Premises, and assessments levied against the Premises. All commercial trucks and delivery vehicles shall be (i) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Project, and (ii) permitted to remain on the Project only so long as is reasonably necessary to complete the loading and unloading. Landlord makes no representation or warranty that any specific use of the Premises desired by Tenant is permitted pursuant to any Laws.

B. Uses Prohibited: Tenant shall not commit or suffer to be committed on the Premises any waste, nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenant in or around the Premises, nor allow any sale by auction or any other use of the Premises for an unlawful purpose. Tenant shall not (i) damage or overload the electrical, mechanical or plumbing systems of the Premises, (ii) attach, hang or suspend anything from the ceiling, walls or columns of the building or set any load on the floor in excess of the load limits for which such items are designed, or (iii) generate dust, fumes or waste products which create a fire or health hazard or damage the Premises or in the soils surrounding the Building. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature, or any waste materials, refuse, scrap or debris, shall be stored upon or permitted to remain on any portion of the Premises outside of the Building without Landlord's prior approval, which approval may be withheld in its sole discretion.

C. Advertisements and Signs: Tenant shall be permitted to place two (2) signs mounted on the building, one monument sign within the Common Area, and any directional signs necessary within the Common Area, provided such signs are approved by the city or other governing authority. Tenant shall be entitled to additional signage on Building 1 and Building 2 pursuant to the leases for these buildings. Any sign placed on the Premises shall be removed by Tenant, at its sole cost, prior to the Expiration Date or promptly following the earlier termination of the lease, and Tenant shall repair, at its sole cost, any damage or injury to the Premises caused thereby, and if not so removed, then Landlord may have same so removed at Tenant's expense.

D. Covenants, Conditions and Restrictions: This Lease is subject to the effect of (i) easements, mortgages or deeds of trust, ground leases, rights of way of record and any other matters or documents of record; and (ii) any zoning laws of the city, county and state where the Building is situated (collectively referred to herein as "Restrictions") and Tenant will conform to and will not violate the terms of any such Restrictions.

Tenant acknowledges that as to certain matters set forth in this Lease, the Association (defined in the Declaration) has or will have rights of approval or disapproval. If any matter requiring the Association's approval is submitted to Landlord by Tenant for Landlord's approval, Landlord shall respond to Tenant in a timely fashion. If Landlord approves such matter and such matter further requires the Association's approval, Landlord shall promptly submit the same to the Association, as applicable. In no event, however, shall Landlord's disapproval be deemed unreasonable if the Association has disapproved of such matter nor shall Landlord have any liability to Tenant by reason thereof.

4. Term and Rental:

A. Base Monthly Rent: The term ("Lease Term") shall be for one hundred forty four (144) months, commencing on substantial completion of construction as finally determined pursuant to Section 5.G (the "Commencement Date") estimated to occur on November 1, 2000, and ending one hundred forty four (144) months thereafter, ("Expiration Date"). Notwithstanding the foregoing, (i) in no event shall the Commencement Date be less than forty five (45) days following the Commencement Date for Building 1; and (ii) in the event Sobrato Construction acts as general contractor for the Tenant Improvements, should substantial completion of the Premises occur between November 2, 2000 and December 31, 2000, the Commencement Date of the Lease shall be deemed to be January 1, 2001. Notwithstanding the fact that the Lease Term begins on the Commencement Date, this Lease and all of the obligations of Landlord and Tenant shall be binding and in full force and effect from and after the Effective Date except for those obligations which begin on the Commencement Date. In addition to all other sums payable by Tenant under this Lease, Tenant shall pay as base monthly rent ("Base Monthly Rent") for the Premises the amount of Three Hundred Seventy Eight Thousand Eight Hundred Ninety Six Dollars ($378,896.00). Base Monthly Rent and Tenant's payment of operating expenses and taxes pursuant to Section 8 shall be payable beginning on the Commencement Date in advance on or before the first day of each calendar month during the Lease Term. All sums payable by Tenant under this Lease shall be paid to Landlord in lawful money of the United States of America, without offset or deduction and without prior notice or demand, at the address specified in Section 1 of this Lease or at such place or places as may be designated in writing by Landlord during the Lease Term. Base Monthly Rent for any period less than a calendar month shall be a pro rata portion of the monthly installment.

B. Rental Adjustment:

(i) For Variation in Rentable Square Feet: Upon Substantial Completion of construction, the Building shall be measured (from outside wall to outside wall including all areas covered by a structural roof), and if the actual square footage differs from 167,505 square feet, the initial Base Monthly Rent hereunder shall be adjusted to the product of Two and 262/1000 Dollars ($2.262) and the actual rentable square feet of the Building.

(ii) Periodic Adjustment: Beginning thirty (30) months after the Commencement Date for Building 1, and every thirty (30) months thereafter, the then-payable Base Monthly Rent shall be increased by seven and 50/100 percent (7.50%).

C. Late Charges: Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Monthly Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include but are not limited to: administrative, processing, accounting, and late charges which may be imposed on Landlord by the terms of any contract, revolving credit, mortgage, or trust deed covering the Premises. Accordingly, if any installment of Base Monthly Rent or other sum due from Tenant shall not be received by Landlord or its designee within ten (10) days after the rent is due, Tenant shall pay to Landlord a late charge equal to five (5%) percent of such overdue amount, which late charge shall be due and payable on the same date that the overdue amount was due. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant, excluding interest and attorneys fees and costs. If any rent or other sum due from Tenant remains delinquent for a period in excess of thirty (30) days then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate specified in Section 21.J following the date such amount became due until paid. Acceptance by Landlord of such late charge shall not constitute a waiver of Tenant's default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Monthly Rent, then the Base Monthly Rent shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding any provision of this Lease to the contrary. After four (4) quarterly installments have been paid on time, rent shall again be payable monthly.

D. Security Deposit:

(i) Amount: Tenant shall deposit with Landlord a letter of credit ("Letter of Credit") in a form reasonably acceptable to Landlord in the amount of Eight Million Four Hundred Thousand Dollars ($8,400,000.00) to secure Tenant's obligation to complete Tenant Improvements in the Building pursuant to this Lease. Upon Landlord's receipt of evidence reasonably satisfactory to Landlord of lien free completion of the Tenant Improvements and that Tenant has fully paid for the cost of all of Tenant Improvements for the Building, the Letter of Credit shall be cancelled and returned to Tenant by Landlord. Notwithstanding the foregoing, in the event Tenant elects to defer construction on a portion of the non-core Tenant Improvements in the Building (as provided further and restricted in Section 5.B), Landlord shall not require Tenant to continue to post the Letter of Credit after payment in full for all other Tenant Improvements associated with the Building.

(ii) Use by Landlord: Landlord shall be entitled to draw against the full amount of the Letter of Credit at any time provided only that Landlord certifies to the issuer of the Letter of Credit that Tenant has failed to make a payment for Tenant Improvement costs as provided in 5.F, that Tenant has failed to timely renew or extend the Letter of Credit as required by this subsection (ii), or that Tenant has failed to amend the Letter of Credit or obtain a new Letter of Credit as required by this subsection (ii) and such failure has not been cured within ten (10) days following Landlord's notice to Tenant. Tenant shall keep the Letter of Credit in effect at all times prior to payment in full for the Tenant Improvements for the Building. At least sixty (60) days prior to expiration of any Letter of Credit, the term thereof shall be renewed or extended for a period until Tenant has paid in full for the Tenant Improvements for the Building. Subject to the notice requirement and cure period provided herein, Tenant's failure to so renew or extend the Letter of Credit shall be a material default of this Lease by Tenant entitling Landlord to draw down on the entire amount of the Letter of Credit. Any amounts drawn on the Letter of Credit shall be used to pay for the cost of the Tenant Improvements. In the event the Letter of Credit is drawn by Landlord, and the proceeds used to pay for the completion of the Tenant Improvements in the Building, after Landlord's completion of the Tenant Improvements in the Building, Landlord shall refund to Tenant any excess proceeds from the Letter of Credit. In the event of termination of Landlord's interest in this Lease, Landlord may deliver the Letter of Credit to Landlord's successor in interest in the Premises and thereupon be relieved of further responsibility with respect to the Letter of Credit. Except as provided herein, no other security deposit shall be required by Tenant.

(iii) Letter of Credit Fee: Landlord and Tenant agree to share equally in the fee charged to provide the Letter of Credit. In no event, however, shall Landlord's share of the fee exceed the sum of Forty Two Thousand Dollars ($42,000.00) per annum.

5. Construction :

A. Building Shell Plans: The Building Shell shall be constructed in accordance with the Building Shell plans and guideline specifications prepared by Korth Sunseri Hagey ("Shell Architect"). The design development drawings for the Building Shell are attached hereto as Exhibit "D" ("Preliminary Shell Plans and Specifications"). The Shell Permit Drawings (i) shall be consistent with the Preliminary Shell Plans in all material respects, and (ii) shall provide for materials to be of a quality consistent with a "Class A" office project the where materials are not currently specified in the Preliminary Shell Plans. Landlord's affiliated construction company, Sobrato Construction Corporation shall act as the general contractor on the Building Shell and shall contract for the installation of the pile foundation system and shall begin this work immediately following the Effective Date. Upon completion of the Tenant Improvement Plans, Landlord and Tenant shall select a general contractor ("General Contractor") on the basis of a competitive bid of the cost to construct the Tenant Improvements. Landlord and Sobrato Construction shall use commercially reasonable efforts to ensure effective coordination between the General Contractor selected to construct the Tenant Improvements and Sobrato Construction Corporation. Landlord shall cause Sobrato Construction and the General Contractor to complete construction of the Building Shell and the Tenant Improvements. The Building Shell shall include those items set forth in the attached Exhibit "E" ("Building Shell Definition") which scope includes the cost of the parking structures. In the event of a conflict between Exhibit "D" and Exhibit "E", Exhibit "E" shall govern.

B. Tenant Improvement Plans: Tenant, at Tenant's sole cost and expense, will hire an interior architect ("Interior Architect") to prepare plans and outline specifications to be attached as Exhibit "F" ("Tenant Improvement Plans and Specifications") with respect to the construction of improvements to the interior premises ("Tenant Improvements"). The Tenant Improvement Plans and Specifications plans shall be completed for all aspects of the work by January 1, 2000, with all detail necessary for submittal to the city and for construction and shall include any information required by the relevant agencies regarding Tenant's use of Hazardous Materials if applicable. The Tenant Improvements shall consist of all items not included within the scope of the Building Shell Definition. All Tenant Improvements affecting or otherwise related to the Building Core will be subject to Landlord's reasonable approval. The "Building Core" shall include those items typically associated in the industry with an office building core including elevators, restrooms, fire sprinklers, HVAC and electrical systems distributed to each floor, exiting stair finishes and a finished building lobby. As to the balance of the Tenant Improvements, Landlord shall not have rights of approval, however, Tenant Improvement Plans shall provide for the creation of finished office space ready for occupancy with a minimum buildout in all areas of the Premises consisting of: (i) fire sprinklers, (ii) floorcoverings, (iii) overhead ceiling system (iv) distribution of the HVAC system, (v) overhead florescent lighting, and (vi) any other work required by the City of San Mateo necessary to obtain a Certificate of Occupancy. Tenant shall have the right to defer installation of the Tenant Improvements not associated with the Building Core in up to twenty percent (20%) of the rentable square footage of the Building. Except as provided in the preceding sentence, Tenant shall have no rights or ability to delay installation of any of the Tenant Improvements. The Tenant Improvement Plans and Specifications shall be prepared in sufficient detail to allow General Contractor to construct the Tenant Improvements. The General Contractor shall construct the Tenant Improvements in accordance with all Tenant Improvement Plans and Specifications. The Tenant Improvements shall not be removed or altered by Tenant without the prior written consent of Landlord as provided in Section 7. Tenant shall have the right to depreciate and claim and collect any investment tax credits in the Tenant Improvements during the Lease Term. Tenant shall further retain the right to encumber its leasehold interest with a first priority security interest, provided such lienholder has no right to remove any Tenant Improvements installed by Tenant pursuant to this Lease in the event of a default by Tenant under such encumbrance. Upon expiration of the Lease Term or any earlier termination of the Lease, the Tenant Improvements shall become the property of Landlord and shall remain upon and be surrendered with the Premises, and title thereto shall automatically vest in Landlord without any payment therefore.

C. Tenant Improvement Pricing. Within ten (10) days after completion of the Tenant Improvements Plans and Specifications, Landlord shall cause the General Contractor to submit to Tenant competitive bids from at least three (3) subcontractors for each aspect of the work in excess of Fifty Thousand and No/100 Dollars ($50,000.00) related to the Tenant Improvements. Landlord shall cause the General Contractor to utilize the low bid in each case unless Tenant approves General Contractor's use of another subcontractor, and the cost of the Tenant Improvements shall be based upon construction expenses equal to (i) the bid amounts as approved by Tenant, (ii) a reasonable contingency approved by Tenant to protect the General Contractor against cost overruns, and (iii) the general contractor fee specified in Section 5.H below ("Tenant Improvement Budget"). Upon Tenant's written approval of the Tenant Improvement Budget, which approval shall not be unreasonably withheld or delayed, Landlord and Tenant shall be deemed to have given their respective approvals of the final Tenant Improvement Plans and Specifications on which the cost estimate was made, and General Contractor shall proceed with the construction of the Tenant Improvements in accordance with the terms of Section 5.G below. If Tenant does not specifically approve or disapprove the bids within ten (10) business days, Tenant shall be deemed to have approved the bids.

D. Change Orders: Tenant shall have the right to order changes in the manner and type of construction of the Tenant Improvements. Upon request and prior to Tenant's submitting any binding change order, Landlord shall cause the General Contractor to promptly provide Tenant with written statements of the cost to implement and the time delay and increased construction costs associated with any proposed change order, which statements shall be binding on General Contractor. If no time delay or increased construction cost amount is noted on the written statement, the parties agree that there shall be no adjustment to the construction cost or the Commencement Date associated with such change order. If ordered by Tenant, Landlord shall cause the General Contractor to implement such change order and the cost of constructing the Tenant Improvements shall be increased or decreased in accordance with the cost statement previously delivered by General Contractor to Tenant for any such change order. In no event, however, shall Tenant have the right to eliminate the minimum buildout requirements specified in Section 5.B above.

E. Building Shell Costs: Landlord shall pay all costs associated with the Building Shell.

F. Tenant Improvement Costs: Tenant shall pay all costs associated with the Tenant Improvements. The cost of Tenant Improvements shall consist of only the following to the extent actually incurred by General Contractor in connection with the construction of Tenant Improvements: construction costs, all permit fees, construction taxes or other costs imposed by governmental authorities related to the Tenant Improvements, and General Contractor overhead and profit as described in Section 5.H below. During the course of construction of Tenant Improvements, Landlord may deliver to Tenant not more than once each calendar month a written request for payment prepared by the General Contractor ("Progress Invoice") which shall include and be accompanied by General Contractor's certified statements setting forth the amount requested, certifying the percentage of completion of each item for which reimbursement is requested, and if requested by Tenant, a certificate from Landlord's Architect certifying the percentage completion. Tenant shall pay the amount due pursuant to the Progress Invoice less a ten percent (10%) retention directly to the General Contractor, within thirty (30) days after Tenant's receipt of the above items. All costs for Tenant Improvements shall be fully documented to and verified by Tenant.

G. Construction: The Building Shell and Tenant Improvements shall be deemed substantially complete ("Substantially Complete" or "Substantial Completion") when the Building Shell and Tenant Improvements have been substantially completed in accordance with the Shell Plans and Specifications and Tenant Improvement Plans and Specifications, as evidenced by the completion of a final inspection or the issuance of a certificate of occupancy or its equivalent by the appropriate governmental authority for the Building Shell and Tenant Improvements, and the issuance of a certificate by the Architect certifying that the Building Shell and Tenant Improvements have been completed in accordance with the plans. Installation of (i) Tenant's data and phone cabling, (ii) Tenant's furniture, or (iii) the exterior landscaping shall not be required in order to deem the Premises Substantially Complete. Any prevention, delay or stoppage due to strikes, lockouts, inclement weather unusual for the season it which it occurs, labor disputes, inability to obtain labor, materials, fuel or reasonable substitutes therefor, governmental restrictions, regulations, controls, civil commotion, fire or other act of God, and another causes beyond the reasonable control of Landlord (except financial inability) shall extend the dates contained in this Section 5.G by a period equal to the period of any said prevention, delay or stoppage.

If Landlord cannot obtain building permits or Substantially Complete construction by the dates set forth herein, this Lease shall not be void or voidable nor shall Landlord be liable for any loss or damage resulting therefrom. Notwithstanding anything to the contrary contained herein, if Landlord has not delivered the Premises substantially completed to Tenant on or before November, 1, 2001 ("Termination Date"), Tenant shall have the right to cancel this Lease by providing Landlord written notice within sixty (60) days following the Termination Date as Tenant's sole and exclusive remedy for such failure. In such event, Landlord shall return the Letter of Credit to Tenant and thereafter neither party shall have any further liability to the other under this Lease.

H. General Contractor Overhead & Profit: As compensation to General Contractor for its services related to construction of the Building Shell and Tenant Improvements, General Contractor shall receive a fee based upon the cost of construction determined and agreed upon by Landlord and Tenant at the time of the competitive bid of the Tenant Improvements. Except as provided therein, Landlord or General Contractor shall not receive any other fee or payment from Tenant in connection with General Contractor's services.

I. Tenant Delays: A "Tenant Delay" shall mean any delay in Substantial Completion of the Building as a result of any of the following: (i) Tenant's failure to complete or approve the Tenant Improvement Plans by the dates set forth in Section 5.B, (ii) Tenant's failure to approve the bids for construction by the dates set forth in Section 5.C, (iii) changes to the plans requested by Tenant which delay the progress of the work, (iv) Tenant's request for materials components, or finishes which are not available in a commercially reasonable time given the anticipated Commencement Date, (v) Tenant's failure to make a progress payment for Tenant Improvements as provided in Section 5.F after notice from Landlord and expiration of the applicable cure period, (vi) Tenant's request for more than one (1) rebidding of the cost of all or a portion of the work, and (vii) any errors or omissions in the Tenant Improvement Plans provided by Tenant's architect unless caused by misinformation provided by Landlord, Landlord's Architect or the General Contractor. Notwithstanding anything to the contrary set forth in this Lease, and regardless of the actual date the Premises are Substantially Complete, the Commencement Date shall be deemed to be the date the Commencement Date would have occurred if no Tenant Delay had occurred as reasonable determined by Landlord. In addition, if a Tenant Delay results in an increase in the cost of the labor or materials, Tenant shall pay the cost of such increases.

J. Insurance: Sobrato Construction Corporation and General Contractor shall each procure (as a cost of the Building Shell or the Tenant Improvements as applicable) a "Broad Form" liability insurance policies in the amount of Three Million Dollars ($3,000,000.00). Landlord shall also procure (as a cost of the Building Shell) builder's risk insurance for the full replacement cost of the Building Shell and Tenant Improvements while the Building and Tenant Improvements are under construction, up until the date that the fire insurance policy described in Section 9 is in full force and effect.

K. Punch List & Warranty: After the Building Shell and Tenant Improvements are Substantially Complete, Landlord shall cause Sobrato Construction Corporation and/or the General Contractor to immediately correct any construction defect or other "punch list" item which Tenant brings to Landlord's attention. All such work shall be performed so as to reasonably minimize the interruption to Tenant and its activities on the Premises. Sobrato Construction Corporation shall provide a standard contractor's warranty with respect to the Building Shell for one (1) year from the Commencement Date. The General Contractor shall provide a standard contractor's warranty with respect to the Tenant Improvements for one (1) year from the Commencement Date. Such warranties shall exclude routine maintenance, damage caused by Tenant's negligence or misuse, and acts of God. Notwithstanding anything to the contrary in this Lease, Landlord warrants that on the commencement of the term hereof, (i) the Premises shall comply with all laws, codes, ordinances and other governmental requirements then applicable to the Building Shell and the Common Area, (ii) all components of the Building Shell shall be in good working order, condition, and repair, and (iii) the Premises, the Project, and the land and groundwater thereunder, shall be free of contamination by any Hazardous Materials then regulated by any applicable local, state, or federal law not caused by Tenant. In the event of any breach of any of the foregoing warranties, Landlord shall promptly rectify the same at its sole cost and expense and shall indemnify, defend, and hold Tenant harmless from and against any damages, liability, suits, losses, claims, actions, costs or expenses (including attorneys' and consultants' fees and costs) suffered by Tenant in connection with any such breach.

L. Other Work by Tenant: All work not described in the Shell Plans and Specifications or Tenant Improvement Plans and Specifications, such as furniture, telephone equipment, telephone wiring and office equipment work, shall be furnished and installed by Tenant at Tenant's cost. Prior to Substantial Completion, Tenant shall be obligated to (i) provide active phone lines to any elevators, and (ii) contract with a firm to monitor the fire system. When the construction of the Tenant Improvements has proceeded to the point where Tenant's work of installing its fixtures and equipment in the Premises can be commenced, General Contractor shall notify Tenant and shall permit Tenant and its authorized representatives and contractors access to the Premises before the Commencement Date for the purpose of installing Tenant's trade fixtures and equipment.

6. Acceptance of Possession and Covenants to Surrender:

A. Delivery and Acceptance: On the Commencement Date, Landlord shall deliver and Tenant shall accept possession of the Premises and enter into occupancy of the Premises on the Commencement Date. Except as otherwise specifically provided herein, Tenant agrees to accept possession of the Premises in its then existing condition, subject to all Restrictions and without representation or warranty by Landlord except as provided in Section 5.K above. Tenant's taking possession of any part of the Premises shall be deemed to be an acceptance of any work of improvement done by Landlord in such part as complete and in accordance with the terms of this Lease except for (i) "Punch List" type items of which Tenant has given Landlord written notice prior to the time Tenant takes possession, and (ii) Landlord's warranties provided in Section 5.K above. Within thirty (30) days after the Commencement Date, Tenant agrees to occupy at least a one (1) floor of the Premises.

B. Condition Upon Surrender: Tenant further agrees on the Expiration Date or on the sooner termination of this Lease, to surrender the Premises to Landlord in good condition and repair, normal wear and tear excepted. In this regard, "normal wear and tear" shall be construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of the commercially reasonable standards for maintenance, repair replacement, and janitorial practices, and does not include items of neglected or deferred maintenance. In any event, Tenant shall cause the following to be done prior to the Expiration Date or sooner termination of this Lease: (i) all interior walls shall be free of holes and gouges, (ii) all tiled floors shall be cleaned and waxed, (iii) all carpets shall be cleaned and shampooed, (iv) all broken, marred, stained or nonconforming acoustical ceiling tiles shall be replaced, (v) all cabling placed above the ceiling by Tenant or Tenant's contractors shall be removed, (vi) all windows shall be washed; (vii) the HVAC system shall be serviced by a reputable and licensed service firm and left in "good operating condition and repair" as so certified by such firm, (viii) the plumbing and electrical systems and lighting shall be placed in good order and repair (including replacement of any burned out, discolored or broken light bulbs, ballasts, or lenses. On or before the Expiration Date or sooner termination of this Lease, Tenant shall remove all its personal property and trade fixtures from the Premises. All property and fixtures not so removed shall be deemed as abandoned by Tenant. Tenant shall ascertain from Landlord within ninety (90) days before the Expiration Date whether Landlord desires to have the Premises or any parts thereof restored to their condition as of the Commencement Date, or to cause Tenant to surrender all Alterations (as defined in Section 7) in place to Landlord. If Landlord shall so desire, and provided that at the time Landlord gave its consent to their installation, Landlord also notified Tenant that such removal would be required, Tenant shall, at Tenant's sole cost and expense, remove such Alterations as Landlord requires and shall repair and restore said Premises or such parts thereof before the Expiration Date. Such repair and restoration shall include causing the Premises to be brought into compliance with all applicable building codes and laws in effect at the time of the removal to the extent such compliance is necessitated by the repair and restoration work. In no event, however, shall Tenant be required to remove any portion of the initial Tenant Improvements installed in accordance with the terms of this Lease.

C. Failure to Surrender: If the Premises are not surrendered at the Expiration Date or sooner termination of this Lease, Tenant shall be deemed in a holdover tenancy pursuant to this Section 6.C and Tenant shall indemnify, defend, and hold Landlord harmless against loss or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any claims made by any succeeding tenant founded on such delay and costs incurred by Landlord in returning the Premises to the required condition, plus interest at the Agreed Interest Rate. Any holding over after the termination or Expiration Date with Landlord's express written consent, shall be construed as month-to-month tenancy, terminable on thirty (30) days written notice from either party, and Tenant shall pay as Base Monthly Rent to Landlord a rate equal to one hundred twenty five percent (125%) of the Base Monthly Rent due in the month preceding the termination or Expiration Date, plus all other amounts payable by Tenant under this Lease. Any holding over shall otherwise be on the terms and conditions herein specified, except those provisions relating to the Lease Term and any options to extend or renew, which provisions shall be of no further force and effect following the expiration of the applicable exercise period. If Tenant remains in possession of the Premises after expiration or earlier termination of this Lease without Landlord's consent, Tenant's continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as rent during the holdover period an amount equal to one hundred fifty percent (150%) of the Base Monthly Rent due in the month preceding the termination or Expiration Date, plus all other amounts payable by Tenant under this Lease. This provision shall survive the termination or expiration of the Lease.

7. Alterations and Additions:

A. Tenant's Alterations: Tenant shall not make, or suffer to be made, any alteration or addition to the Premises ("Alterations"), or any part thereof, without obtaining Landlord's prior written consent and delivering to Landlord the proposed architectural and structural plans for all such Alterations at least fifteen (15) days prior to the start of construction. If such Alterations affect the structure of the Building, Tenant additionally agrees to reimburse Landlord its reasonable out- of-pocket costs incurred in reviewing Tenant's plans. Notwithstanding anything to the contrary contained in this lease, Tenant shall be entitled to construct Alterations which cost Tenant less than One Hundred Thousand Dollars ($100,000.00) in the aggregate each year, without obtaining Landlord's consent, provided such Alterations do not affect the exterior of the Premises or adversely affect the structural integrity or life safety systems of the Premises. Tenant shall not proceed to make such Alterations until Tenant has obtained all required governmental approvals and permits, and provides Landlord reasonable security, in form reasonably approved by Landlord, to protect Landlord against mechanics' lien claims. Tenant agrees to provide Landlord (i) written notice of the anticipated and actual start-date of the work, (ii) a complete set of half-size (15" X 21") vellum as-built drawings, and (iii) a certificate of occupancy for the work upon completion of the Alterations if required by applicable law. All Alterations shall be constructed in compliance with all applicable building codes and laws including, without limitation, the Americans with Disabilities Act of 1990. Upon the Expiration Date, all Alterations, except movable furniture and trade fixtures, shall become a part of the realty and belong to Landlord but shall nevertheless be subject to removal by Tenant as provided in Section 6 above. Alterations which are not deemed as trade fixtures include heating, lighting, electrical systems, air conditioning, walls, carpeting, or any other installation which has become an integral part of the Premises. All Alterations shall be maintained, replaced or repaired by Tenant at its sole cost and expense.

B. Free From Liens: Tenant shall keep the Premises free from all liens arising out of work performed, materials furnished, or obligations incurred by Tenant or claimed to have been performed for Tenant. In the event Tenant fails to discharge any such lien within fifteen (15) days after receiving notice of the filing, Landlord shall be entitled to discharge the lien at Tenant's expense and all resulting reasonable costs incurred by Landlord, including reasonable attorney's fees shall be due from Tenant as additional rent.

C. Compliance With Governmental Regulations: The term Laws or Governmental Regulations shall include all federal, state, county, city or governmental agency laws, statutes, ordinances, standards, rules, requirements, or orders now in force or hereafter enacted, promulgated, or issued. The term also includes government measures regulating or enforcing public access, traffic mitigation, occupational, health, or safety standards for employers, employees, landlords, or tenants. Tenant, at Tenant's sole expense shall make all repairs, replacements, alterations, or improvements needed to comply with all Governmental Regulations except as otherwise expressly provided in this Lease. The judgment of any court of competent jurisdiction or the admission of Tenant in any action or proceeding against Tenant (whether Landlord be a party thereto or not) that Tenant has violated any such law, regulation or other requirement in its use of the Premises shall be conclusive of that fact as between Landlord and Tenant.

8. Maintenance of Premises:

A. Landlord's Obligations: Landlord at its sole cost and expense, shall maintain in good condition, order, and repair, and replace as and when necessary, the foundation, exterior load bearing walls glass curtainwall, and roof structure of the Building Shell. Landlord further agrees to perform repairs and replacements to the Common Area to maintain the Common Area in good condition, order and repair (subject to Tenant's reimbursement obligation). Tenant acknowledges and agrees that the Association formed pursuant to the Declaration may perform the maintenance, repair and restoration obligations of Landlord under this Section 8.A and other sections of this Lease on behalf of Landlord and other owners of any portion of the Project, in discharge of Landlord's maintenance, repair and restoration obligations under this Lease. As to increases in annual assessments or the imposition of a special assessment under the Declaration which would require the vote of the Owners (as defined in the Declaration), Landlord agrees to vote in favor or such assessments to the extent Landlord reasonably determines such sums are required to maintain the Premises in the condition required by this Lease. Notwithstanding the foregoing, in the event that Tenant leases from Landlord all of the space then developed within the Project, Tenant shall have the right to perform the repairs, replacements and maintenance of the Common Area and pay such costs directly.

B. Tenant's Obligations: Subject to Sections 15 and 16, Tenant shall clean, maintain, repair and replace when necessary the Building and every part thereof through regular inspections and servicing, including but not limited to: (i) all plumbing and sewage facilities, (ii) all heating ventilating and air conditioning facilities and equipment, (iii) all fixtures, interior walls floors, carpets and ceilings, (iv) all electrical facilities and equipment, (v) all automatic fire extinguisher equipment, (vi) all elevator equipment, and (vii) the roof membrane system. All wall surfaces and floor tile are to be maintained in an as good a condition as when Tenant took possession free of holes, gouges, or defacements. With respect to items (ii), (vi) and (vii) above, Tenant shall provide Landlord a copy of a service contract between Tenant and a licensed service contractor providing for periodic maintenance of all such systems or equipment in conformance with the manufacturer's recommendations. Tenant shall provide Landlord upon request, a copy of such preventive maintenance contracts and paid invoices for the recommended work if requested by Landlord.

C. Landlord and Tenant's Obligations Regarding Reimbursable Operating Costs: Notwithstanding the provisions of Sections 8, 9, 10 and 11 of this Lease, Tenant agrees to reimburse Landlord for Tenant's Allocable Share (as defined in Section 8.E below) of the expenses resulting from Landlord's payment of Reimbursable Operating Costs (as defined in Section 8.D below) in connection with the Premises or in connection with the Project which are not otherwise Landlord's obligation hereunder. Tenant agrees to pay its Allocable Share of the Reimbursable Operating Costs as additional rental within ten (10) business days of written invoice from Landlord.

D. Reimbursable Operating Costs: For purposes of calculating Tenant's Allocable Share of Building and Project Costs, the term "Reimbursable Operating Costs" is defined as all reasonable costs and expenses of the nature hereinafter described which are incurred by Landlord in connection with ownership and operation of the Building or the Project in which the Premises are located. All costs and expenses shall be determined in accordance with generally accepted accounting principles which shall be consistently applied, including but not limited to the following: (i) common area utilities, including water, power, telephone, heating, lighting, air conditioning, ventilating, and Building utilities to the extent not separately metered; (ii) common area maintenance and service agreements for the Building and/or Project and the equipment therein, including without limitation, common area janitorial services, alarm and security services, exterior window cleaning, and maintenance of the sidewalks, landscaping, waterscape, roof membrane, parking garages and parking areas, driveways, service areas, mechanical rooms, elevators, and the building exterior; (iii) insurance premiums and costs, including without limitation, the premiums and cost of fire, casualty and liability coverage and rental abatement and earthquake (if available at commercially reasonable rates) insurance applicable to the Building or Project; (iv) repairs, replacements and general maintenance (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or other third parties, and repairs or alterations attributable solely to tenants of the Building or Project other than Tenant); and (v) all real estate taxes and assessment installments or other impositions or charges which may be levied on the Building or Project, upon the occupancy of the Building or Project and including any substitute or additional charges which may be imposed during, or applicable to the Lease Term including real estate tax increases due to a sale, transfer or other change of ownership of the Building or Project, as such taxes are levied or appear on the City and County tax bills and assessment rolls. Landlord shall have no obligation to provide guard services or other security measures for the benefit of the Project. Tenant assumes all responsibility for the protection of Tenant and Tenant's Agents from acts of third parties; provided, however, that nothing contained herein shall prevent Landlord, at its sole option, from providing security measures for the Project. This is a "Net" Lease, meaning that Base Monthly Rent is paid to Landlord net of all costs and expenses, except as provided otherwise in this Lease. The provision for payment of Reimbursable Operating Costs by means of periodic payment of Tenant's Allocable Share of Building and/or Project Costs is intended to pass on to Tenant and reimburse Landlord for all costs of operating and managing the Building and/or Project.

E. Tenant's Allocable Share: For purposes of prorating Reimbursable Operating Costs which Tenant shall pay, Tenant's Allocable Share of Reimbursable Operating Costs shall be computed by multiplying the Reimbursable Operating Costs by a fraction, the numerator of which is the rentable square footage of the Premises and the denominator of which is either the total rentable square footage of the Building if the service or cost is allocable only to the Building, or the total square footage of the buildings completed within the Project if the service or cost is allocable to the entire Project. Tenant's obligation to share in Reimbursable Operating Costs shall be adjusted to reflect the Lease Commencement and Expiration dates and is subject to recalculation in the event of expansion of the Building or Project.

F. Exclusions to Reimbursable Operating Costs: Notwithstanding anything to the contrary contained in this Lease, the following costs and expenses shall not be included within Reimbursable Operating Costs: (i) Leasing commissions, attorneys' fees, costs, disbursements, and other expenses incurred in connection with negotiations or disputes with tenants, or in connection with leasing, renovating, or improving space for tenants or other occupants or prospective tenants or other occupants of the Project; (ii) The cost of any service sold to any tenant (including Tenant) or other occupant for which Landlord is entitled to be reimbursed as an additional charge or rental over and above the basic rent and escalations payable under the lease with that tenant; (iii) Any depreciation on the Project; (iv) Expenses in connection with services or other benefits of a type that are not provided to Tenant but which are provided another tenant or occupant of the Project; (v) Costs incurred due to Landlord's violation of any terms or conditions of the Declaration, this Lease or any other lease relating to the Project; (vi) Overhead profit increments paid to Landlord's subsidiaries or affiliates for services on or to the building or for supplies or other materials to the extent that the cost of the services, supplies, or materials exceeds the cost that would have been paid had the services, supplies, or materials been provided by unaffiliated parties on a competitive basis; (vii) All interest, loan fees, and other carrying costs related to any mortgage or deed of trust or related to any capital item, and all rental and other payable due under any ground or underlying lease, or any lease for any equipment ordinarily considered to be of a capital nature (except janitorial equipment which is not affixed to the Project.); (viii) Any compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord; (ix) Advertising and promotional expenditures; (x) Costs of repairs and other work occasioned by fire, windstorm, or other casualty of a nature required to be insured against under this Lease in excess of the deductible; (xi) Any costs, fines, or penalties incurred due to violations by Landlord of any governmental rule or authority, this Lease or any other lease in the Project, or due to Landlord's negligence or willful misconduct; (xii) Property management fees; (xiii) Costs for sculpture, paintings, or other objects of art (and insurance thereon or extraordinary security in connection therewith); (xiv) The cost of correcting any building code or other violations which were violations prior to the Commencement Date of this Lease; (xv) The cost of containing, removing, or otherwise remediating any contamination of the Project (including the underlying land and ground water) by any Hazardous Materials where such contamination was not caused by Tenant.

F. Waiver of Liability: Failure by Landlord to perform any defined services, or any cessation thereof, when such failure is caused by accident, breakage, repairs, strikes, lockout or other labor disturbances or labor disputes of any character or by any other cause, similar or dissimilar, shall not render Landlord liable to Tenant in any respect, including damages to either person or property, nor be construed as an eviction of Tenant, nor cause an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Should any equipment or machinery utilized in supplying the services listed herein break down or for any cause cease to function properly, upon receipt of written notice from Tenant of any deficiency or failure of any services, Landlord shall use reasonable diligence to repair the same promptly, but Tenant shall have no right to terminate this Lease and shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom. Tenant waives the provisions of California Civil Code Sections 1941 and 1942 concerning the Landlord's obligation of tenantability and Tenant's right to make repairs and deduct the cost of such repairs from the rent. Landlord shall not be liable for a loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing, or its failure to furnish, any of the foregoing unless causes by its gross negligence or willful misconduct.

G. Tenant's Right to Audit: Tenant shall have the right to audit at Landlord's local offices, at Tenant's expense, Landlord's accounts and records relating to Reimbursable Operating Costs. Such audit shall be conducted by a certified public accountant approved by Landlord, which approval shall not be unreasonably withheld. If such audit reveals that Landlord has overcharged Tenant, the amount overcharged shall be paid to Tenant within 30 days after the audit is concluded, together with interest thereon at the rate of ten percent (10.0%) per annum, from the date paid by Tenant until payment of the overcharge is made to Tenant. In addition, if the amount paid by Tenant exceeds the Reimbursable Operating Costs which should have been charged to Tenant by more than five percent (5.0%), the cost of the audit shall be paid by Landlord.

9. Hazard Insurance:

A. Tenant's Use: Tenant shall not use or permit the Premises, or any part thereof, to be used for any purpose other than that for which the Premises are hereby leased; and no use of the Premises shall be made or permitted, nor acts done, which will cause an increase in premiums or a cancellation of any insurance policy covering the Project or any part thereof, nor shall Tenant sell or permit to be sold, kept, or used in or about the Premises, any article prohibited by the standard form of fire insurance policies. Tenant shall, at its sole cost, comply with all requirements of any insurance company or organization necessary for the maintenance of reasonable fire and public liability insurance covering the Premises and appurtenances.

B. Landlord's Insurance: Landlord agrees to purchase and keep in force fire, extended coverage insurance in an amount equal to the replacement cost of the Building as determined by Landlord's insurance company's appraisers. If required by the holder of the first deed of trust on the property, such fire and property damage insurance may be endorsed to cover loss caused by such additional perils against which Landlord may elect to insure, including earthquake and/or flood, and shall contain reasonable deductibles which, in the case of earthquake and flood insurance may be up to 15% of the replacement value of the property. Additionally Landlord may maintain a policy of (i) commercial general liability insurance insuring Landlord (and such others designated by Landlord) against liability for personal injury, bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Premises or Project in an amount as Landlord determines is reasonably necessary for its protection, and (ii) rental lost insurance covering a twelve (12) month period. Tenant agrees to pay Landlord as additional rent, on demand, the full cost of said insurance and any insurance costs allocable to the Building pursuant to the Declaration as evidenced by insurance billings to Landlord, and in the event of damage covered by said insurance, the amount of any commercially reasonable deductible under such policy. Payment shall be due to Landlord within thirty (30) days after written invoice to Tenant. It is understood and agreed that Tenant's obligation under this Section will be prorated to reflect the Lease Commencement and Expiration Dates. Tenant acknowledges and agrees that the Association formed pursuant to the Declaration may procure all or any portion of the insurance required to be maintained by Landlord under this Lease on behalf of Landlord and in discharge of Landlord's obligation to procure such insurance under this Lease, under one or more policies procured by the Association from time to time for the benefit of Landlord and other owners of any portion of the Project, the cost of which shall be paid by Tenant pursuant to this section 9.B, provided that the cost to Tenant shall not be greater than that which Tenant would have had to pay if Landlord obtained such coverage directly.

C. Tenant's Insurance: Tenant agrees, at its sole cost, to insure its personal property, Tenant Improvements and Alterations for their full replacement value (without depreciation) and to obtain worker's compensation and public liability and property damage insurance for occurrences within the Premises with a combined single limit of not less than Five Million Dollars ($5,000,000.00). Tenant's liability insurance shall be primary insurance containing a cross-liability endorsement, and shall provide coverage on an "occurrence" rather than on a "claims made" basis. Tenant shall name Master Landlord, Landlord and their respective lenders as an additional insured and shall deliver evidence of insurance and renewal certificates to Landlord. All such policies shall provide for thirty (30) days' prior written notice to Landlord of any cancellation, termination, or reduction in coverage.

D. Waiver: Landlord and Tenant hereby waive all rights each may have against the other on account of any loss or damage sustained by Landlord or Tenant, as the case may be, or to the Premises or its contents, which may arise from any risk covered by their respective insurance policies (or which would have been covered had such insurance policies been maintained in accordance with this Lease) as set forth above. The parties shall use their reasonable efforts to obtain from their respective insurance companies a waiver of any right of subrogation which said insurance company may have against Landlord, Master Landlord or Tenant, as the case may be.

10. Taxes: Tenant shall be liable for and shall pay as additional rental, prior to delinquency, the following: (i) all taxes and assessments levied against Tenant's personal property and trade or business fixtures; (ii) all real estate taxes and assessment installments or other impositions or charges which may be levied on the Premises or upon the occupancy of the Premises, including any substitute or additional charges which may be imposed applicable to the Lease Term; and (iii) real estate tax increases due to an increase in assessed value resulting from a sale, transfer or other change of ownership of the Premises as it appears on the City and County tax bills during the Lease Term. Tenant's obligation under this Section shall be prorated to reflect the Lease Commencement and Expiration Dates. If, at any time during the Lease Term a tax, excise on rents, business license tax or any other tax, however described, is levied or assessed against Landlord as a substitute or addition, in whole or in part, for taxes assessed or imposed on land or Buildings, Tenant shall pay and discharge its pro rata share of such tax or excise on rents or other tax before it becomes delinquent; except that this provision is not intended to cover net income taxes, inheritance, gift or estate tax imposed upon Landlord. In the event that a tax is placed, levied, or assessed against Landlord and the taxing authority takes the position that Tenant cannot pay and discharge its pro rata share of such tax on behalf of Landlord, then at Landlord's sole election, Landlord may increase the Base Monthly Rent by the exact amount of such tax and Tenant shall pay such increase. If by virtue of any application or proceeding brought by or on behalf of Landlord, there results a reduction in the assessed value of the Premises during the Lease Term, Tenant agrees to reimburse Landlord for all costs incurred by Landlord in connection with such application or proceeding, not to exceed the amount of any savings realized by Tenant. In the event the Project is not subdivided as provided in Section 2.C and the tax bill covers the entire Project, the real estate taxes and assessments shall be prorated as provided in Section 8.E.

11. Utilities: Tenant shall pay directly to the providing utility all water, gas, electric, telephone, and other utilities supplied to the Premises. Landlord shall not be liable for loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing or the utility company's failure to furnish utilities to the Premises unless caused by Landlord's gross negligence of willful misconduct, and Tenant shall not be entitled to abatement or reduction of any portion of Base Monthly Rent or any other amount payable under this Lease.

12. Toxic Waste and Environmental Damage:

A. Tenant's Responsibility: Without the prior written consent of Landlord, Tenant shall not bring, use, or permit upon the Premises, or generate, create, release, emit, or dispose (nor permit any of the same) from the Premises any chemicals, toxic or hazardous gaseous, liquid or solid materials or waste, including without limitation, material or substance having characteristics of ignitability, corrosivity, reactivity, or toxicity or substances or materials which are listed on any of the Environmental Protection Agency's lists of hazardous wastes or which are identified in Division 22 Title 26 of the California Code of Regulations as the same may be amended from time to time or any wastes, materials or substances which are or may become regulated by or under the authority of any applicable local, state or federal laws, judgments, ordinances, orders, rules, regulations, codes or other governmental restrictions, guidelines or requirements. ("Hazardous Materials") except for those substances customary in typical office uses for which no consent shall be required. In order to obtain consent, Tenant shall deliver to Landlord its written proposal describing the toxic material to be brought onto the Premises, measures to be taken for storage and disposal thereof, safety measures to be employed to prevent pollution of the air, ground, surface and ground water. Landlord's approval may be withheld in its reasonable judgment. In the event Landlord consents to Tenant's use of Hazardous Materials on the Premises or such consent is not required, Tenant represents and warrants that it shall comply with all Governmental Regulations applicable to Hazardous Materials including doing the following: (i) adhere to all reporting and inspection requirements imposed by Federal, State, County or Municipal laws, ordinances or regulations and will provide Landlord a copy of any such reports or agency inspections; (ii) obtain and provide Landlord copies of all necessary permits required for the use and handling of Hazardous Materials on the Premises; (iii) enforce Hazardous Materials handling and disposal practices consistent with industry standards; (iv) surrender the Premises free from any Hazardous Materials arising from Tenant's bringing, using, permitting, generating, creating, releasing, emitting or disposing of Hazardous Materials; and (v) properly close the facility with regard to Hazardous Materials including the removal or decontamination of any process piping, mechanical ducting, storage tanks, containers, or trenches which have come into contact with Hazardous Materials and obtain a closure certificate from the local administering agency prior to the Expiration Date.

B. Tenant's Indemnity Regarding Hazardous Materials: Tenant shall, at its sole cost and expense, comply with all laws pertaining to, and shall with counsel reasonably acceptable to Landlord, indemnify, defend and hold harmless Landlord, Master Landlord and their trustees, shareholders, directors, officers, employees, partners, affiliates, and agents from, any claims, liabilities, costs or expenses incurred or suffered by Landlord arising from the bringing, using, permitting, generating, emitting or disposing of Hazardous Materials by Tenant or a third party through the surface soils of the Premises during the Lease Term or the violation of any Governmental Regulation or environmental law, by Tenant or Tenant's Agents. Tenant's indemnification and hold harmless obligations include, without limitation, the following arising from the bringing, using, permitting, generating, emitting or disposing of Hazardous Materials by Tenant or a third party through the surface soils of the Premises during the Lease Term or the violation of any Governmental Regulation or environmental law, by Tenant or Tenant's Agents.: (i) claims, liability, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under common law or under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1980 ("RCRA") or any other Federal, State, County or Municipal law, ordinance or regulation; (ii) claims, liabilities, costs or expenses pertaining to the identification, monitoring, cleanup, containment, or removal of Hazardous Materials from soils, riverbeds or aquifers including the provision of an alternative public drinking water source; (iii) all costs of defending such claims; (iv) losses attributable to diminution in the value of the Premises or the Building; (v) loss or restriction of use of rentable space in the Building; (vi) Adverse effect on the marketing of any space in the Building; and (vi) all other liabilities, obligations, penalties, fines, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders or judgments), damages (including consequential and punitive damages), and costs (including attorney, consultant, and expert fees and expenses) resulting from the release or violation. This indemnification shall survive the expiration or termination o this Lease.

C. Landlord's Indemnity Regarding Hazardous Materials: Landlord shall with counsel reasonably acceptable to Tenant, indemnify, defend and hold harmless Tenant and Tenant's shareholders, directors, officers, employees, partners, affiliates, and agents from, any claims, liabilities, costs or expenses incurred or suffered by Tenant arising from the bringing, using, permitting, generating, emitting or disposing of Hazardous Materials by Landlord or the violation of any Governmental Regulation or environmental law, by Landlord or Landlord's Agents. Landlord's indemnification and hold harmless obligations include, without limitation, the following: (i) claims, liability, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under common law or under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1980 ("RCRA") or any other Federal, State, County or Municipal law, ordinance or regulation; (ii) claims, liabilities, costs or expenses pertaining to the identification, monitoring, cleanup, containment, or removal of Hazardous Materials from soils, riverbeds or aquifers including the provision of an alternative public drinking water source; (iii) all costs of defending such claims; and (iv) all other liabilities, obligations, penalties, fines, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders or judgments), damages (including consequential and punitive damages), and costs (including attorney, consultant, and expert fees and expenses) resulting from the release or violation. This indemnification shall survive the expiration or termination o this Lease.

C. Actual Release by Tenant: Tenant agrees to notify Landlord of any lawsuits or orders which relate to the remedying of or actual release of Hazardous Materials on or into the soils or ground water at or under the Premises. Tenant shall also provide Landlord all notices required by Section 25359.7(b) of the Health and Safety Code and all other notices required by law to be given to Landlord in connection with Hazardous Materials. Without limiting the foregoing, each party shall also deliver to the other party, within twenty (20) days after receipt thereof, any written notices from any governmental agency alleging a material violation of, or material failure to comply with, any federal, state or local laws, regulations, ordinances or orders, the violation of which or failure to comply with poses a foreseeable and material risk of contamination of the ground water or injury to humans (other than injury solely to Tenant, Tenant's Agents and employees within the Building).

In the event of any release on or into the Premises or into the soil or ground water under the Premises, the Building or the Project of any Hazardous Materials used, treated, stored or disposed of by Tenant or Tenant's Agents, Tenant agrees to comply, at its sole cost, with all laws, regulations, ordinances and orders of any federal, state or local agency relating to the monitoring or remediation of such Hazardous Materials. In the event of any such release of Hazardous Materials Tenant shall immediately give verbal and follow-up written notice of the release to Landlord, and Tenant agrees to meet and confer with Landlord and its Lender to attempt to eliminate and mitigate any financial exposure to such Lender and resultant exposure to Landlord under California Code of Civil Procedure Section 736(b) as a result of such release, and promptly to take reasonable monitoring, cleanup and remedial steps given, inter alia, the historical uses to which the Property has and continues to be used, the risks to public health posed by the release, the then available technology and the costs of remediation, cleanup and monitoring, consistent with acceptable customary practices for the type and severity of such contamination and all applicable laws. Nothing in the preceding sentence shall eliminate, modify or reduce the obligation of Tenant under 12.B of this Lease to indemnify and hold Landlord and Master Landlord harmless from any claims liabilities, costs or expenses incurred or suffered by them rising from the bringing, using, permitting, generating, emitting or disposing of Hazardous Materials by Tenant or a third party through the surface soils of the Premises during the Lease Term or the violation of any Governmental Regulation or environmental law, by Tenant or Tenant's Agents. Tenant shall provide Landlord prompt written notice of Tenant's monitoring, cleanup and remedial steps.

In the absence of an order of any federal, state or local governmental or quasi-governmental agency relating to the cleanup, remediation or other response action required by applicable law, any dispute arising between Landlord and Tenant concerning Tenant's obligation to Landlord under this Section 12.C concerning the level, method, and manner of cleanup, remediation or response action required in connection with such a release of Hazardous Materials shall be resolved by mediation and/or arbitration pursuant to the provisions of Section 21.E of this Lease.

D. Environmental Monitoring: Landlord and its agents shall have the right to inspect, investigate, sample and monitor the Premises including any air, soil, water, ground water or other sampling or any other testing, digging, drilling or analysis to determine whether Tenant is complying with the terms of this Section 12 provided reasonable grounds to suspect a violation exist. If Landlord discovers that Tenant is not in compliance with the terms of this Section 12, any such reasonable costs incurred by Landlord, including attorneys' and consultants' fees, shall be due and payable by Tenant to Landlord within thirty (30) days following Landlord's written demand therefore.

13. Tenant's Default: The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant: (i) Tenant's failure to pay any rent including additional rent or any other payment due under this Lease within ten (10) days following Landlord's notice of nonpayment, (ii) the abandonment of the Premises by Tenant; (iii) Tenant's failure to observe and perform any other required provision of this Lease, where such failure continues for thirty (30) days after written notice from Landlord, provided, however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Tenant shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion; (iv) Tenant's making of any general assignment for the benefit of creditors; (v) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed after the filing); (vi) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within sixty (60) days; (vii) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where such seizure is not discharged within sixty (60) days; (viii) a default by Tenant under the Building 2 Lease (if then leased by Tenant from Landlord), or (ix) a default by Tenant under the Building 1 Lease (if leased by Tenant from Landlord).

A. Remedies: In the event of any such default by Tenant, then in addition to other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event Landlord elects to so terminate this Lease, Landlord may recover from Tenant all the following: (i) the worth at time of award of any unpaid rent which had been earned at the time of such termination; (ii) the worth at time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss for the same period that Tenant proves could have been reasonably avoided; (iii) the worth at time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform its obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom; including the following: (x) reasonable expenses for repairing, altering or remodeling the Premises if such expenses are necessary to relet the Premises, (y) reasonable broker's fees, advertising costs or other expenses of reletting the Premises, and (z) costs of carrying the Premises such as taxes, insurance premiums, utilities and security precautions and assessments due under the Declaration, and (v) at Landlord's election, such other reasonable amounts in addition to or in lieu of the foregoing as may be permitted by applicable California law. The term "rent", as used herein, is defined as the minimum monthly installments of Base Monthly Rent and all other sums required to be paid by Tenant pursuant to this Lease, all such other sums being deemed as additional rent due hereunder. As used in (i) and (ii) above, "worth at the time of award" shall be computed by allowing interest at a rate equal to the discount rate of the Federal Reserve Bank of San Francisco plus five (5%) percent per annum. As used in (iii) above, "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one (1%) percent.

B. Right to Re-enter: In the event of any such default by Tenant, Landlord shall have the right, after terminating this Lease, to re-enter the Premises and remove all persons and property. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, and disposed of by Landlord in any manner permitted by law.

C. Abandonment: If Landlord does not elect to terminate this Lease as provided in Section 13.A or 13.B above, then the provisions of California Civil Code Section 1951.4, (Landlord may continue the lease in effect after Tenant's breach and abandonment and recover rent as it becomes due if Tenant has a right to sublet and assign, subject only to reasonable limitations) as amended from time to time, shall apply and Landlord may from time to time, without terminating this Lease, either recover all rental as it becomes due or relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, with the right to make alterations and repairs to the Premises. In the event that Landlord elects to so relet, rentals received by Landlord from such reletting shall be applied in the following order to: (i) the payment of any indebtedness other than Base Monthly Rent due hereunder from Tenant to Landlord; (ii) the payment of any cost of such reletting; (iii) the payment of the cost of any alterations and repairs to the Premises; and (iv) the payment of Base Monthly Rent due and unpaid hereunder. The residual rentals, if any, shall be held by Landlord and applied in payment of future Base Monthly Rent as the same may become due and payable hereunder. Landlord shall the obligation to market the space but shall have no obligation to relet the Premises following a default if Landlord has other comparable available space within the Building or Project. In the event the portion of rentals received from such reletting which is applied to the payment of rent hereunder during any month be less than the rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord immediately upon demand. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any reasonable costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

D. No Termination: Landlord's re-entry or taking possession of the Premises pursuant to 13.B or 13.C shall not be construed as an election to terminate this Lease unless written notice of such intention is given to Tenant or unless the termination is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such default.

E. Non-Waiver: Landlord may accept Tenant's payments without waiving any rights under this Lease, including rights under a previously served notice of default. No payment by Tenant or receipt by Landlord of a lesser amount than any installment of rent due shall be deemed as other than payment on account of the amount due. If Landlord accepts payments after serving a notice of default, Landlord may nevertheless commence and pursue an action to enforce rights and remedies under the previously served notice of default without giving Tenant any further notice or demand. Furthermore, the Landlord's acceptance of rent from the Tenant when the Tenant is holding over without express written consent does not convert Tenant's Tenancy from a tenancy at sufferance to a month to month tenancy. No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Landlord of any provision of this Lease must be in writing. Such waiver shall affect only the provision specified and only for the time and in the manner stated in the writing. No delay or omission in the exercise of any right or remedy by Landlord shall impair such right or remedy or be construed as a waiver thereof by Landlord. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute acceptance of the surrender of the Premises by Tenant before the Expiration Date. Only written notice from Landlord to Tenant of acceptance shall constitute such acceptance of surrender of the Premises. Landlord's consent to or approval of any act by Tenant which requires Landlord's consent or approvals shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any subsequent act by Tenant.

F. Performance by Landlord: If Tenant fails to perform any obligation required under this Lease or by law or governmental regulation, Landlord in its sole discretion may, following notice and expiration of the applicable cure period, without waiving any rights or remedies and without releasing Tenant from its obligations hereunder, perform such obligation, in which event Tenant shall pay Landlord as additional rent all sums paid by Landlord in connection with such substitute performance, including interest at the Agreed Interest Rate within thirty (30) days of Landlord's written notice for such payment.

14. Landlord's Liability:

A. Limitation on Landlord's Liability: In the event of Landlord's failure to perform any of its covenants or agreements under this Lease, Tenant shall give Landlord written notice of such failure and shall give Landlord thirty (30) days to cure or commence to cure such failure prior to any claim for breach or resultant damages, provided, however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Landlord shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion. In addition, upon any such failure by Landlord, Tenant shall give notice by registered or certified mail to any person or entity with a security interest in the Premises ("Mortgagee") that has provided Tenant with notice of its interest in the Premises, and shall provide Mortgagee a reasonable opportunity to cure such failure, including such time to obtain possession of the Premises by power of sale or judicial foreclosure, if such should prove necessary to effectuate a cure. Tenant agrees that each of the Mortgagees to whom this Lease has been assigned is an expressed third-party beneficiary hereof. Tenant waives any right under California Civil Code Section 1950.7 or any other present or future law to the collection of any payment or deposit from Mortgagee or any purchaser at a foreclosure sale of Mortgagee's interest unless Mortgagee or such purchaser shall have actually received and not refunded the applicable payment or deposit. Tenant Further waives any right to terminate this Lease and to vacate the Premises on Landlord's default under this Lease. Tenant's sole remedy on Landlord's default is an action for damages or injunctive or declaratory relief.

B. Limitation on Tenant's Recourse: If Landlord is a corporation trust, partnership, joint venture, unincorporated association or other form of business entity: (i) the obligations of Landlord shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals or representatives except to the extent of their interest in the Premises. Tenant shall have recourse only to the interest of Landlord in the Premises or for the satisfaction of the obligations of Landlord and shall not have recourse to any other assets of Landlord for the satisfaction of such obligations.

C. Indemnification of Landlord: As a material part of the consideration rendered to Landlord, Tenant hereby waives all claims against Landlord except to the extent caused by Landlord's gross negligence, willful misconduct or a breach of this Lease for damages to goods, wares and merchandise, and all other personal property in, upon or about said Premises and for injuries to persons in or about said Premises, from any cause arising at any time to the fullest extent permitted by law, and Tenant shall indemnify and hold Landlord, Master Landlord and their shareholders, directors, officers, trustees, employees, partners, affiliates and agents exempt and harmless from any damage or injury to any person, or to the goods, wares and merchandise and all other personal property of any person, arising from the use of the Premises, Building, and/or Project by Tenant and Tenant's Agents or from the failure of Tenant to keep the Premises in good condition and repair as herein provided, except to the extent due to the gross negligence or willful misconduct of Landlord. Further, in the event Landlord is made party to any litigation due to the acts or omission of Tenant and Tenant's Agents, Tenant will indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from any such claim or liability including Landlord's costs and expenses and reasonable attorney's fees incurred in defending such claims except to the extent due to the gross negligence or willful misconduct of Landlord.

15. Destruction of Premises:

A. Landlord's Obligation to Restore: In the event of a destruction of the Premises during the Lease Term Landlord shall repair the same to the approximate condition which existed prior to such destruction. Such destruction shall not annul or void this Lease; however, Tenant shall be entitled to a proportionate reduction of Base Monthly Rent while repairs are being made, such proportionate reduction to be based upon the extent to which the repairs interfere with Tenant's business in the Premises, as reasonably determined by the Parties. In no event shall Landlord be required to replace or restore Alterations, Tenant Improvements, Tenant's fixtures or personal property. With respect to a destruction which Landlord is obligated to repair or may elect to repair under the terms of this Section, Tenant waives the provisions of Section 1932, and Section 1933, Subdivision 4, of the Civil Code of the State of California, and any other similarly enacted statute, and the provisions of this Section 15 shall govern in the case of such destruction. If Landlord is required to repair the Premises in the event of destruction pursuant to this Lease, Landlord agrees that it will not vote under the Declaration in favor or not repairing the Premises or Common Area.

B. Limitations on Landlord's Restoration Obligation: Notwithstanding the provisions of Section 15.A, Landlord shall have no obligation to repair, or restore the Premises if any of the following occur: (i) if the repairs cannot be made in three hundred sixty five (365) days from the date of receipt of all governmental approvals necessary under the laws and regulations of State, Federal, County or Municipal authorities, as reasonably determined by Landlord, (ii) if the holder of the first deed of trust or mortgage encumbering the Building elects not to permit the insurance proceeds payable upon damage or destruction to be used for such repair or restoration, (iii) the damage or destruction is not fully covered by the insurance maintained by Landlord, (iv) the damage or destruction occurs in the last twenty four (24) months of the Lease Term (unless Tenant commits to exercise any available option to extend the Lease Term pursuant to Section 18 of this Lease), (v) Tenant is in default pursuant to the provisions of Section 13 beyond expiration of the applicable cure period, (vi) Tenant has vacated the Premises for more than ninety (90) days, or (vii) if repair of the Common Area is necessary before repairs to the Premises can be performed and Landlord reasonably determines that repairs to the Common Area will not be made within one hundred eighty (180) days after the date of the damage and destruction. In any such event Landlord may elect either to (i) complete the repair or restoration, or (ii) terminate this Lease by providing Tenant written notice of its election within sixty (60) days following the damage or destruction.

C. Tenant's Rights with Respect to a Destruction of the Premises: Notwithstanding anything to the contrary contained in this Lease: Landlord shall give notice to Tenant of its election to rebuild or not to rebuild the Premises within thirty (30) days of casualty to the Premises and such notice shall specify Landlord's architect's or engineer's reasonable estimate as to the time required to rebuild or restore the Premises. If, in the reasonable opinion of Landlord's architect or engineer, the Premises will take longer than three hundred sixty five (365) days to rebuild or restore and Landlord has elected to perform such rebuilding or restoration, Tenant may, notwithstanding Landlord's election, terminate this Lease by written notice to Landlord of such termination within five (5) days after its receipt of Landlord's notice. Such termination shall be effective thirty (30) days after the giving of Tenant's notice. If Landlord fails to restore the Premises (including reasonable means of access thereto) within a period which is sixty (60) days longer than the period stated in Landlord's notice to Tenant as the estimated rebuilding period, 'Tenant, at any time thereafter until such rebuilding is completed, may terminate this Lease by delivering written notice to Landlord of such termination, in which event this Lease shall terminate as of the date of the giving of such notice. If casualty to the Premises occurs within the last twenty-four months of the term and the period in which Tenant is obligated to exercise its option to renew the term pursuant to Section 18 has not expired, Tenant shall have thirty (30) days after the date of casualty in which to notify Landlord of its election to exercise such renewal option. If Tenant elects to renew the term as provided above, Landlord shall have no right to terminate the Lease pursuant to this Section 15.

16. Condemnation: If any part of the Premises shall be taken for any public or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof, and only a part thereof remains which is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the day before title vests in the condemnor or purchaser ("Vesting Date") and Base Monthly Rent payable hereunder shall be adjusted so that Tenant is required to pay for the remainder of the Lease Term only such portion of Base Monthly Rent as the value of the part remaining after such taking bears to the value of the entire Premises prior to such taking. If all of the Premises or such part thereof be taken so that there does not remain a portion susceptible for occupation hereunder, this Lease shall terminate on the Vesting Date. If part or all of the Premises be taken, all compensation awarded upon such taking shall go to Landlord, and Tenant shall have no claim thereto; but Landlord shall cooperate with Tenant, without cost to Landlord, to recover compensation for damage to or taking of any Alterations, Tenant Improvements, or for Tenant's moving costs. Tenant hereby waives the provisions of California Code of Civil Procedures Section 1265.130 and any other similarly enacted statue, and the provisions of this Section 16 shall govern in the case of such taking.

17. Assignment or Sublease:

A. Consent by Landlord: Except as specifically provided in this Section 17.E, Tenant may not assign, sublet, hypothecate, or allow a third party to use the Premises without the express written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed. Except in connection with a Permitted Transfer, in the event Tenant desires to assign this Lease or any interest herein including, without limitation, a pledge, mortgage or other hypothecation, or sublet the Premises or any part thereof, Tenant shall deliver to Landlord (i) executed counterparts of any agreement and of all ancillary agreements with the proposed assignee/subtenant, (ii) current financial statements of the transferee covering the preceding three years if available, (iii) the nature of the proposed transferee's business to be carried on in the Premises, (iv) a statement outlining all consideration to be given on account of the Transfer, and (v) a current financial statement of Tenant. Landlord may condition its approval of any Transfer to a certification from both Tenant and the proposed transferee of all consideration to be paid to Tenant in connection with such Transfer. At Landlord's request, Tenant shall also provide additional information reasonably required by Landlord to determine whether it will consent to the proposed assignment or sublease. Landlord shall have a fifteen business (15) day period following receipt of all the foregoing within which to notify Tenant in writing that Landlord elects to: (i) terminate this Lease in the event of an assignment only; (ii) permit Tenant to assign or sublet such space to the named assignee/subtenant on the terms and conditions set forth in the notice; or (iii) refuse consent. If Landlord should fail to notify Tenant in writing of such election within the 15-day period, Landlord shall be deemed to have elected option (ii) above. In the event Landlord elects option (i) above, this Lease shall expire with respect to such part of the Premises on the date upon which the proposed sublease was to commence, and from such date forward, Base Monthly Rent and Tenant's Allocable Share of all other costs and charges shall be adjusted based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Premises. In the event Landlord elects option (ii) above, Landlord's written consent to the proposed assignment or sublease shall not be unreasonably withheld, provided and upon the condition that: (i) the proposed assignee or subtenant is engaged in a business that is limited to the use expressly permitted under this Lease; (ii) the proposed assignee or subtenant is a company with sufficient financial worth and management ability to undertake the financial obligation of this Lease and Landlord has been furnished with reasonable proof thereof; (iii) the proposed assignment or sublease is in form reasonably satisfactory to Landlord; (iv) Tenant reimburses Landlord on demand for any reasonable costs that may be incurred by Landlord in connection with said assignment or sublease, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant and legal costs incurred in connection with the granting of any requested consent; and (vi) Tenant shall not have advertised or publicized in any way the availability of the Premises without prior notice to Landlord. In the event all or any one of the foregoing conditions are not satisfied, Landlord shall be considered to have acted reasonably if it withholds its consent.

B. Assignment or Subletting Consideration: Any rent or other economic consideration realized by Tenant under any sublease and assignment, in excess of the rent payable hereunder after deducting (i) reasonable subletting and assignment costs (ii) the Monthly Amortized Cost (defined below) of the Tenant Improvements paid by Tenant, and (iii) any economic consideration received by Tenant for services rendered or personal property sold or leased, shall be divided and paid fifty percent (50%) to Landlord and fifty percent (50%) to Tenant. Monthly Amortized Cost shall be determined by taking sum paid by Tenant for the Tenant Improvements installed in the Building and dividing this sum by one hundred forty four (144) months. Tenant's obligation to pay over Landlord's portion of the consideration constitutes an obligation for additional rent hereunder. The above provisions relating to Landlord's right to terminate the Lease and relating to the allocation of bonus rent are independently negotiated terms of the Lease which constitute a material inducement for the Landlord to enter into the Lease, and are agreed by the parties to be commercially reasonable. No assignment or subletting by Tenant shall relieve it of any obligation under this Lease. Any assignment or subletting except in connection with a Permitted Transfer which conflicts with the provisions hereof shall be void.

C. No Release: Any assignment or sublease except in connection with a Permitted Transfer shall be made only if and shall not be effective until the assignee or subtenant shall execute, acknowledge, and deliver to Landlord an agreement, in form and substance satisfactory to Landlord, whereby the assignee or subtenant shall assume all the obligations of this Lease on the part of Tenant to be performed or observed and shall be subject to all the covenants, agreements, terms, provisions and conditions in this Lease. Notwithstanding any such sublease or assignment and the acceptance of rent by Landlord from any subtenant or assignee, Tenant and any guarantor shall remain fully liable for the payment of Base Monthly Rent and additional rent due, and to become due hereunder, for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and for all acts and omissions of any licensee, subtenant, assignee or any other person claiming under or through any subtenant or assignee that shall be in violation of any of the terms and conditions of this Lease, and any such violation shall be deemed a violation by Tenant. Tenant shall indemnify, defend and hold Landlord harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney fees) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any real estate brokers or other persons claiming compensation in connection with the proposed assignment or sublease, unless caused by Landlord's breach of this Lease.

D. Reorganization of Tenant: The provisions of this Section 17.D shall apply if Tenant is a corporation and: (i) there is a dissolution, merger, consolidation, or other reorganization of or affecting Tenant, where Tenant is not the surviving corporation, or (ii) there is a sale or transfer to one person or entity (or to any group of related persons or entities) of stock possessing more than 50% of the total combined voting power of all classes of Tenant's capital stock issued, outstanding and entitled to vote for the election of directors, and after such sale or transfer of stock Tenant's stock is no longer publicly traded. In a transaction under clause (i) the surviving corporation shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which such corporation assumes the obligations of Tenant hereunder, and in a transaction under clause (ii) the transferee shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which such transferee assumes the obligations of Tenant to the extent accruing after such transferee's acquisition of Tenant's stock possessing more than 50% of the total combined voting of all classes of Tenant's capital stock issued, outstanding and entitled to vote for the election of directors.

E. Permitted Transfers: Notwithstanding anything contained in this Section 17, Tenant may enter into any of the following transfers (a "Permitted Transfer") without Landlord's prior consent, and Landlord shall not be entitled to terminate the Lease or to receive any part of any subrent resulting therefrom that would otherwise be due pursuant to Sections 17.A and 17.B. Tenant may sublease all or part of the Premises or assign its interest in this Lease to (i) any person or entity which controls, is controlled by, or is under common control with the original Tenant to this Lease by means of an ownership interest of more than 50%; (ii) any person or entity which results from a merger, consolidation or other reorganization in which Tenant is not the survivor, so long as the survivor has a net worth at the time of such transfer sufficient to enable it to meet its obligations under this Lease; and (iii) any person or entity which purchases or otherwise acquires all or substantially all of the assets of Tenant so long as such acquiring person or entity has a net worth at the time of such transfer that is sufficient at the time of such transfer to enable it to meet its obligations under this Lease.

F. Effect of Default: In the event of Tenant's default, Tenant hereby assigns all rents due from any assignment or subletting to Landlord as security for performance of its obligations under this Lease, and Landlord may collect such rents as Tenant's Attorney-in-Fact, except that Tenant may collect such rents unless a default occurs as described in Section 13 above. A Lease termination due to Tenant's default shall not automatically terminate an assignment or sublease then in existence; rather at Landlord's election, such assignment or sublease shall survive the Lease termination, the assignee or subtenant shall attorn to Landlord, and Landlord shall undertake the obligations of Tenant under the sublease or assignment; except that Landlord shall not be liable for prepaid rent, security deposits or other defaults of Tenant to the subtenant or assignee, or for any acts or omissions of Tenant and Tenant's Agents.

G. Conveyance by Landlord: As used in this Lease, the term "Landlord" is defined only as the owner for the time being of the Premises, so that in the event of any sale or other conveyance of the Premises or in the event of a master lease of the Premises, Landlord shall be entirely freed and relieved of all its covenants and obligations hereunder, and it shall be deemed and construed, without further agreement between the parties and the purchaser at any such sale or the master tenant of the Premises, that the purchaser or master tenant of the Premises has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder. Such transferor shall transfer and deliver Tenant's security deposit to the purchaser at any such sale or the master tenant of the Premises, and thereupon the transferor shall be discharged from any further liability in reference thereto.

F. Successors and Assigns: Subject to the provisions this Section 17, the covenants and conditions of this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of all parties hereto; and all parties hereto shall be jointly and severally liable hereunder.

18. Option to Extend the Lease Term:

A. Grant and Exercise of Option: Landlord grants to Tenant, subject to the terms and conditions set forth in this Section 18.A, two (2) options (the "Options") to extend the Lease Term for an additional term (the "Option Term"). Each Option Term shall be for a period of sixty (60) months and shall be exercised, if at all, by written notice to Landlord no earlier than eighteen (18) months prior to the date the Lease Term would expire but for such exercise but no later than twelve (12) months prior to the date the Lease Term would expire but for such exercise, time being of the essence for the giving of such notice. If Tenant exercises the first Option or both of the Options, all of the terms, covenants and conditions of this Lease except this Section shall apply during the Option Term as though the expiration date of the Option Term was the date originally set forth herein as the Expiration Date, provided that Base Monthly Rent for the Premises payable by Tenant during the Option Term shall be the greater of (i) the average amount of Base Monthly Rent paid during the initial Lease Term, and (ii) ninety five percent (95%) of the Fair Market Rental as hereinafter defined. Notwithstanding anything herein to the contrary, if Tenant is in monetary or material non- monetary default after expiration of any applicable cure period under any of the terms, covenants or conditions of this Lease either at the time Tenant exercises the Option or at any time thereafter prior to the commencement date of the Option Term, Landlord shall have, in addition to all of Landlord's other rights and remedies provided in this Lease, the right to terminate the Option upon notice to Tenant, in which event the expiration date of this Lease shall be and remain the Expiration Date. As used herein, the term "Fair Market Rental" is defined as the rental and all other monetary payments, including any escalations and adjustments thereto (including without limitation Consumer Price Indexing) that Landlord could obtain during the Option Term from a third party desiring to lease the Premises, based upon the current use and other potential uses of the Premises, as determined by the rents then being obtained for new leases of space comparable in age and quality to the Premises in the locality of the Building. The appraisers shall be instructed that the foregoing five percent (5%) discount is intended to reduce comparable rents which include (i) brokerage commissions, (ii) tenant improvement allowances, and (iii) vacancy costs, to account for the fact that Landlord will not suffer such costs in the event Tenant exercises its Option.

B. Determination of Fair Market Rental: If Tenant exercises the Option, Landlord shall send Tenant a notice setting forth the Fair Market Rental for the Option Term within thirty (30) days following the Exercise Date. If Tenant disputes Landlord's determination of Fair Market Rental for the Option Term, Tenant shall, within thirty (30) days after the date of Landlord's notice setting forth Fair Market Rental for the Option Term, send to Landlord a notice stating that Tenant either elects to terminate its exercise of the Option, in which event the Option shall lapse and this Lease shall terminate on the Expiration Date, or that Tenant disagrees with Landlord's determination of Fair Market Rental for the Option Term and elects to resolve the disagreement as provided in Section 18.C below. If Tenant elects to resolve the disagreement as provided in Section 18.C and such procedures are not concluded prior to the commencement date of the Option Term, Tenant shall pay to Landlord as Base Monthly Rent the Fair Market Rental as determined by Landlord in the manner provided above. If the Fair Market Rental as finally determined pursuant to Section 18.C is greater than Landlord's determination, Tenant shall pay Landlord the difference between the amount paid by Tenant and the Fair Market Rental as so determined in Section 18.C within thirty (30) days after such determination. If the Fair Market Rental as finally determined in Section 18.C is less than Landlord's determination, the difference between the amount paid by Tenant and the Fair Market Rental as so determined in Section 18.C shall be credited against the next installments of rent due from Tenant to Landlord hereunder.

C. Resolution of a Disagreement over the Fair Market Rental: Any disagreement regarding Fair Market Rental shall be resolved as follows:

1. Within thirty (30) days after Tenant's response to Landlord's notice setting forth the Fair Market Rental, Landlord and Tenant shall meet at least two (2) times at a mutually agreeable time and place, in an attempt to resolve the disagreement.

2. If within the 30-day period referred to above, Landlord and Tenant cannot reach agreement as to Fair Market Rental, each party shall select one appraiser to determine Fair Market Rental. Each such appraiser shall arrive at a determination of Fair Market Rental and submit their conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described above.

3. If only one appraisal is submitted within the requisite time period, it shall be deemed as Fair Market Rental. If both appraisals are submitted within such time period and the two appraisals so submitted differ by less than ten percent (10%), the average of the two shall be deemed as Fair Market Rental. If the two appraisals differ by more than 10%, the appraisers shall immediately select a third appraiser who shall, within thirty (30) days after his selection, make and submit to Landlord and Tenant a determination of Fair Market Rental. This third appraisal will then be averaged with the closer of the two previous appraisals and the result shall be Fair Market Rental.

4. All appraisers specified pursuant to this Section shall be members of the American Institute of Real Estate Appraisers with not less than ten (10) years experience appraising office and industrial properties in the Santa Clara Valley. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser.

D. Personal to Tenant: All Options provided to Tenant in this Lease are personal and granted to Siebel Systems, Inc. and any Permitted Transferee and are not exercisable by any third party should Tenant assign or sublet all or a portion of its rights under this Lease, unless Landlord consents to permit exercise of any option by any assignee or subtenant, in Landlord's sole and absolute discretion. In the event Tenant has multiple options to extend this Lease, a later option to extend the Lease cannot be exercised unless the prior option has been so exercised.

19. This section intentionally left blank.

20. Right Of First Offering To Purchase:

A. Grant and Exercise of Option: In the event either or both Master Landlord and Landlord elect to sell their respective interests in the Building, Master Landlord and Landlord hereby grants Tenant a right of first offering to purchase their respective interests in the Building (Master Landlord and Landlord are individually and collectively referred to in this Section as "Seller"). Prior to Seller offering to sell its interest in the Building to a third party, Seller shall give Tenant written notice of such desire and the terms and other information under which Seller intends to sell the Building. Provided at the time of exercise, Tenant is not in default beyond the expiration of any applicable cure period, Tenant shall have the option, which must be exercised, if at all, by written notice to Seller within thirty (30) days after Tenant's receipt of Seller's notice, to purchase its interest in the Building at the sales price and terms of sale specified in the notice. In the event Tenant timely exercises such option to purchase its interest in the Building, Seller shall sell its interest in the Building to Tenant, and Tenant shall purchase its interest in the Building from Seller in accordance with the price and terms specified in Seller's notice. Seller and Tenant shall, in good faith, attempt to reach agreement on the terms of a mutually acceptable purchase agreement consistent with the terms set forth in Seller's notice within thirty (30) days of Seller's notice. In the event (i) Seller and Tenant are unable to reach agreement on a mutually acceptable purchase agreement within such thirty (30) day period or (ii) Tenant fails to exercise Tenant's option within said thirty (30) day period, Seller shall have one hundred eighty (180) days thereafter to sell its interest in the Building at no less than ninety five percent (95%) of the sales price and upon the same or substantially the same other terms of sale as specified in the notice to Tenant. In the event Seller fails to sell its interest in the Building within said one hundred eighty (180) day period or in the event Seller proposes to sell its interest in the Building at less than ninety five percent (95%) of the sales price or on other material terms which are more favorable to the prospective buyer than that proposed to Tenant, Seller shall be required to resubmit such offer to Tenant in accordance with this Right of First Offering except that Tenant shall be required to respond to any resubmission within a seven (7) day period.

B. Exclusions: This Right of First Offering shall automatically terminate, (i) upon the expiration or sooner termination of the Lease, or (ii) in the event of a foreclosure or other involuntary transfer of Landlord's interest in the Building. Notwithstanding the forgoing, this Right of First Offering shall not apply to transfers (but shall survive such transfers ) of all or a portion of the Building or Project to (i) John A. Sobrato and/or John M. Sobrato (individually and collectively "Sobrato"), and (ii) any immediate family member of Sobrato, and (iii) any trust established, in whole or in art, for the benefit of Sobrato and/or any immediate family member of Sobrato, (iv) any partnership in which Sobrato or any immediate family member, either directly or indirectly (e.g., through a partnership or corporate entity or a trust) retains a general partner interest, and/or (v) any corporation under the control, either directly or indirectly, by Sobrato or any immediate family member of Sobrato.

21. General Provisions:

A. Attorney's Fees: In the event a suit or alternative form of dispute resolution is brought for the possession of the Premises, for the recovery of any sum due hereunder, to interpret the Lease, or because of the breach of any other covenant herein; then the losing party shall pay to the prevailing party reasonable attorney's fees including the expense of expert witnesses, depositions and court testimony as part of its costs which shall be deemed to have accrued on the commencement of such action. The prevailing party shall also be entitled to recover all costs and expenses including reasonable attorney's fees incurred in enforcing any judgment or award against the other party. The foregoing provision relating to post-judgment costs is severable from all other provisions of this Lease.

B. Authority of Parties: Tenant represents and warrants that it is duly formed and in good standing, and is duly authorized to execute and deliver this Lease on behalf of said corporation, in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms. At Landlord's request, Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of the Lease.

C. Brokers: Tenant represents it has not utilized or contacted a real estate broker or finder with respect to this Lease other than Chris Allen, d/b/a Resource Real Estate Group, which fee shall be payable by Landlord pursuant to a written agreement and the Parties agree to indemnify, defend and hold each other harmless against any claim, cost, liability or cause of action asserted by any other broker or finder.

D. Choice of Law: This Lease shall be governed by and construed in accordance with California law. Except as provided in Section 21.E, venue shall be Santa Clara County.

E. Dispute Resolution: Landlord and Tenant and any other party that may become a party to this Lease or be deemed a party to this Lease including any subtenants agree that, except for any claim by Landlord for unlawful detainer or any claim within the jurisdiction of the small claims court (which small claims court shall be the sole court of competent jurisdiction), any controversy, dispute, or claim of whatever nature arising out of, in connection with or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort, or statute, shall be resolved at the request of any party to this agreement through a two- step dispute resolution process administered by J.A.M.S. or another judicial mediation service mutually acceptable to the parties located in Santa Clara County, California. The dispute resolution process shall involve first, mediation, followed, if necessary, by final and binding arbitration administered by and in accordance with the then existing rules and practices of J.A.M.S. or other judicial mediation service selected. In the event of any dispute subject to this provision, either party may initiate a request for mediation and the parties shall use reasonable efforts to promptly select a J.A.M.S. mediator and commence the mediation. In the event the parties are not able to agree on a mediator within thirty (30) days, J. A. M. S. or another judicial mediation service mutually acceptable to the parties shall appoint a mediator. The mediation shall be confidential and in accordance with California Evidence Code 1119 et. seq. The mediation shall be held in Santa Clara County, California and in accordance with the existing rules and practice of J. A. M. S. (or other judicial and mediation service selected). The parties shall use reasonable efforts to conclude the mediation within sixty (60) days of the date of either party's request for mediation. The mediation shall be held prior to any arbitration or court action (other than a claim by Landlord for unlawful detainer or any claim within the jurisdiction of the small claims court which are not subject to this mediation/arbitration provision and may be filed directly with a court of competent jurisdiction). Should the prevailing party in any dispute subject to this Section 19.E attempt an arbitration or a court action before attempting to mediate, the prevailing party shall not be entitled to attorney's fees that might otherwise be available to them in a court action or arbitration and in addition thereto, the party who is determined by the arbitrator to have resisted mediation, shall be sanctioned by the arbitrator or judge.

If a mediation is conducted but is unsuccessful, it shall be followed by final and binding arbitration administered by and in accordance with the then existing rules and practices of J.A.M.S. or the other judicial and mediation service selected, and judgment upon any award rendered by the arbitrator(s) may be entered by any state or federal court having jurisdiction thereof AS PROVIDED BY CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 ET. SEQ, AS SAID STATUTES THEN APPEAR, INCLUDING ANY AMENDMENTS TO SAID STATUTES OR SUCCESSORS TO SAID STATUTES OR AMENDED STATUTES, EXCEPT THAT in no event shall the parties be entitled to propound interrogatories or request for admissions during the arbitration process. The arbitrator shall be a retired judge or a licensed California attorney. The venue for any such arbitration or mediation shall be in Santa Clara County, California.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "MEDIATION AND ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR fURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "MEDIATION AND ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "MEDIATION AND ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

LANDLORD: ______ TENANT: _______

F. Entire Agreement: This Lease and the exhibits attached hereto contains all of the agreements and conditions made between the parties hereto and may not be modified orally or in any other manner other than by written agreement signed by all parties hereto or their respective successors in interest. This Lease supersedes and revokes all previous negotiations, letters of intent, lease proposals, brochures, agreements, representations, promises, warranties, and understandings, whether oral or in writing, between the parties or their respective representatives or any other person purporting to represent Landlord or Tenant.

G. Entry by Landlord: Upon prior notice to Tenant and subject to Tenant's reasonable security regulations, Tenant shall permit Landlord and his agents to enter into and upon the Premises at all reasonable times, and without any rent abatement or reduction or any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned, unless caused by Landlord's negligence or willful misconduct, for the following purposes: (i) inspecting and maintaining the Premises; (ii) making repairs, alterations or additions (only if agreed by Tenant) to the Premises; (iii) erecting additional building(s) and improvements on the land where the Premises are situated or on adjacent land owned by Landlord; and (iv) performing any obligations of Landlord under the Lease including remediation of hazardous materials if determined to be the responsibility of Landlord provided that Landlord agrees to use reasonable efforts to minimize interference with Tenant's use. Tenant shall permit Landlord and his agents, at any time within one hundred eighty (180) days prior to the Expiration Date (or at any time during the Lease if Tenant is in default hereunder), to place upon the Premises "For Lease" signs and exhibit the Premises to real estate brokers and prospective tenants at reasonable hours.

H. Estoppel Certificates: At any time during the Lease Term, each party (the "Responding Party") shall, within ten (10) days following written notice from the other party (the "Requesting Party"), execute and deliver to the Requesting Party a written statement certifying, if true, the following: (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification); (ii) the date to which rent and other charges are paid in advance, if any; (iii) acknowledging that there are not, to Responding Party's knowledge, any uncured defaults on Requesting Party's part hereunder (or specifying such defaults if they are claimed); and (iv) such other information as Requesting Party may reasonably request. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of Requesting Party's interest in the Premises. The Responding Party's failure to deliver such statement within such time shall be conclusive upon the Responding Party that this Lease is in full force and effect without modification, except as may be represented by the Requesting Party, and that there are no uncured defaults in Requesting Party's performance. Tenant agrees to provide, within five (5) days of Landlord's request, Tenant's most recent three (3) years of audited financial statements for Landlord's use in financing the Premises or Landlord's interest therein.

I. Exhibits: All exhibits referred to are attached to this Lease and incorporated by reference.

J. Interest: All rent due hereunder, if not paid when due, shall bear interest at the rate of the Reference Rate published by Bank of America, San Francisco Branch, plus two percent (2%) per annum from that date until paid in full ("Agreed Interest Rate"). This provision shall survive the expiration or sooner termination of the Lease. Despite any other provision of this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California. Any interest paid in excess of those limits shall be refunded to Tenant by application of the amount of excess interest paid against any sums outstanding in any order that Landlord requires. If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to Tenant by Landlord. To ascertain whether any interest payable exceeds the limits imposed, any non-principal payment(including late charges) shall be considered to the extent permitted by law to be an expense or a fee, premium, or penalty rather than interest.

K. Modifications Required by Lender: If any Lender of Landlord or ground lessor of the Real Property Requires a modification of this Lease that will not increase Tenant's cost or expense or materially or adversely change Tenant's rights and obligations, this Lease shall be so modified and Tenant shall execute whatever documents are required and deliver them to Landlord within ten (10) days after the request.

L. No Presumption Against Drafter: Landlord and Tenant understand, agree and acknowledge that this Lease has been freely negotiated by both parties; and that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

M. Notices: All notices, demands, requests, or consents required to be given under this Lease shall be sent in writing by U.S. certified mail, return receipt requested, or by personal delivery or by a nationally recognized overnight courier addressed to the party to be notified at the address for such party specified in Section 1 of this Lease, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days prior notice to the notifying party. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute. when a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this lease) shall replace and satisfy the statutory service-of-notice procedures, including those required by Code of Civil Procedure Section 1162 or any similar or successor statute.

N. Property Management: No property management fee shall be payable to Landlord.

O. Rent: All monetary sums due from Tenant to Landlord under this Lease, including, without limitation those referred to as "additional rent", shall be deemed as rent.

P. Representations: Tenant acknowledges that neither Landlord nor any of its employees or agents have made any agreements, representations, warranties or promises with respect to the Premises or with respect to present or future rents, expenses, operations, tenancies or any other matter. Except as herein expressly set forth herein, Tenant relied on no statement of Landlord or its employees or agents for that purpose.

Q. Rights and Remedies: All rights and remedies hereunder are cumulative and not alternative to the extent permitted by law, and are in addition to all other rights and remedies in law and in equity.

R. Severability: If any term or provision of this Lease is held unenforceable or invalid by a court of competent jurisdiction, the remainder of the Lease shall not be invalidated thereby but shall be enforceable in accordance with its terms, omitting the invalid or unenforceable term.

S. Submission of Lease: Submission of this document for examination or signature by the parties does not constitute an option or offer to lease the Premises on the terms in this document or a reservation of the Premises in favor of Tenant. This document is not effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.

T. Subordination: This Lease is subject and subordinate to ground and underlying leases, mortgages and deeds of trust (collectively "Encumbrances") which may now affect the Premises, to any covenants, conditions or restrictions of record, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance ("Holder") require that this Lease be prior and superior thereto, within seven (7) days after written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver all documents or instruments, in the form presented to Tenant, which Landlord or Holder deems necessary or desirable for such purposes. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided only, that in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, Holder agrees to recognize Tenant's rights under this Lease as long as Tenant is not then in default beyond the expiration of any applicable cure period and continues to pay Base Monthly Rent and additional rent and observes and performs all required provisions of this Lease. Within ten (10) days after Landlord's written request, Tenant shall execute any documents required by Landlord or the Holder to make this Lease subordinate to any lien of the Encumbrance. If Tenant fails to do so, then in addition to such failure constituting a default by Tenant, it shall be deemed that this Lease is so subordinated to such Encumbrance. Notwithstanding anything to the contrary in this Section, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such encumbrance.

This Lease constitutes a sublease under that certain Ground Lease dated March 5, 1999 (the "Existing Ground Lease") between The Sobrato 1979 Revocable Trust, As Amended ("Master Landlord"), as landlord and Landlord, as tenant, covering all of the real property within the Project, a copy which has been provided to Tenant, and under the Parcel Lease described in the next sentence. In connection with the subdivision of the Project as contemplated by Section 2.C above, it is anticipated that a separate Parcel Lease (as defined in the Existing Ground Lease) will be entered into between Master Landlord, as landlord, and Landlord, as tenant, for the lot within which the Building will be constructed. As used in this Lease, "Master Lease" shall mean the Existing Ground Lease, until such time as the Parcel Lease is entered into, and thereafter shall mean the Parcel Lease. Notwithstanding this Section 21.T above, concurrently with the execution of this Lease by Landlord and Tenant, Landlord and Tenant shall execute in recordable form, and Landlord shall cause Master Landlord to execute in recordable form, the Subordination, Nondisturbance and Attornment Agreement attached hereto as Exhibit "G" (the "SNDA"). Landlord shall cause the SNDA to be recorded at Landlord's cost in the Official Records of San Mateo County, California within five (5) days after this Lease is executed by Landlord and Tenant. Similarly, in connection with the Parcel Lease, within ten (10) days after Landlord's request, Landlord and Tenant shall execute in recordable form, and Landlord shall cause Master Landlord to execute in recordable form, a Subordination, Nondisturbance and Attornment Agreement substantially in the form of the SNDA (the "Revised SNDA"), modified to refer to the Parcel Lease, Memorandum of Parcel Lease to be recorded in connection with the Parcel Lease and the revised Premises description, rather than the Original Ground Lease, the Memorandum of Ground Lease referenced in the SNDA and the original Premises described in this Lease. Landlord shall cause the Revised SNDA to be recorded at Landlord's cost in the Official Records of San Mateo County, California immediately after recordation of the Memorandum of Lease recorded for the Parcel Lease.

Notwithstanding the foregoing, Tenant shall not be required to subordinate its interest under this Lease unless (i) such subordination' does not materially increase Tenant's obligations, or materially decrease its rights under this Lease, and (ii) Landlord first obtains from the holder of the mortgage, deed of trust, or other instrument of security to which this Lease is to become subordinated a written agreement that provides substantially that as long as Tenant performs its obligations under this Lease, no foreclosure of, deed given in lieu of foreclosure of, or sale under the encumbrance, and no steps or procedures taken under the encumbrance, shall affect Tenant's rights hereunder.

U. Survival of Indemnities: All indemnification, defense, and hold harmless obligations of Landlord and Tenant under this Lease shall survive the expiration or sooner termination of the Lease.

V. Time: Time is of the essence hereunder.

W. Transportation Demand Management Programs: Should a government agency or municipality require Landlord to institute TDM (Transportation Demand Management) facilities and/or program, Tenant agrees that the cost of TDM imposed facilities required on the Premises, including but not limited to employee showers, lockers, cafeteria, or lunchroom facilities, shall be paid by Tenant. Further, any ongoing costs or expenses associated with a TDM program which are required for the Premises and not provided by Tenant, such as an on-site TDM coordinator, shall be provided by Landlord with such reasonable costs being included as additional rent and reimbursed to Landlord by Tenant within thirty (30) days after demand. If TDM facilities and programs are instituted on a Project wide basis, Tenant shall pay its proportionate share of such costs in accordance with Section 8 above.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the day and year first above written.

Landlord: SOBRATO INTERESTS III Tenant: SIEBEL SYSTEMS, INC.

a California Limited Partnership a Delaware Corporation

By: _____________________________ By: _____________________________

Its: General Partner Its: _____________________________

Master Landlord: THE SOBRATO 1979 REVOCABLE TRUST

By: _____________________________

Its: Trustee

EXHIBIT "A" - Building and Project

Exhibit "B" - Not applicable

EXHIBIT "C" - Parcel Map & Declaration of Covenants and Grant of Easements

EXHIBIT "D" - Shell Plans and Specifications

(sheet references to be attached)

EXHIBIT "E" - Building Shell Definition

1. Building Structure

(a) All foundations to include footings, piling, grade beams, foundation walls or other building foundation components required to support the building structure.

(b) Concrete slab supported on beams and columns above the parking podium and any other reinforcing or structural connections that may be necessary or required as specified by structural engineer.

(c) Complete structural framing system comprised of rolled steel beams, columns, and braced-frame steel construction with corrugated metal deck and concrete fill, all members required by code to be fireproofed. Upper floor systems provide a minimum of 3" concrete over metal deck and are designed for an 80 lb. live load plus 20 lb. partition load. Structural framing will include intermediate beams for HVAC units at the roof, and for major shafts on each floor. A roof screen consistent with the design of the building and acceptable to the local Building and Planning Departments is included.

(d) Tinted high performance glass including required caulking and sealants. Tinted reflective glass window wall system with granite and stainless steel accents. Two (2) pair of lobby doors, and two (2) exit doors per building. All shell doors will be fitted with electric locks and conduit to J-boxes ready for connection to the Tenant's security system.

(e) Four (4) ply built up roofing by Owens-Corning, John Manville, or equal and all flashings over a light weight concrete on corrugated metal deck roof system. Title 24 code required roof insulation is included.

(f) Exterior painting where required with Texcoat textural paint and all caulking of exterior concrete joints in preparation for painting.

(g) One (1) steel fire stair at perimeter of building, and two (2) interior fire stairs which will extent to the roof.

(h) At grade loading area with screening and scissors lift external of building.

(i) Riser for Building sprinkler system (no sprinkler grid or drops).

2. Podium Garage Structure

(a) Podium garage structure with access ramps, fire sprinkler system, emergency exit stairways, and mechanical venting (if required).

(b) Lighting in podium parking to a minimum level per code.

3. Sitework

(a) All work outside the building perimeter walls shall be considered site work for the Building Shell and shall include asphalt concrete paving, landscaping, landscape irrigation, storm drainage, utility service laterals, curbs, gutters, sidewalks, specialty paving (if required), retaining walls, planters, trash enclosure, parking lot and landscape lighting and other exterior lighting per code. All fountains and podium landscaping shall also be considered site work for the Building Shell.

(b) Paving sections for automobile and truck access shall be according to the Geologic Soils Report.

(c) All parking lot striping to include handicap spaces and signage.

(d) Underground site storm drainage system shall be connected to the city storm system main.

4. Plumbing

(a) Underground sanitary sewer lateral connected to the city sewer main in the street and stubbed to the core of the building.

(b) Domestic water mains connected to the city water main in the street and stubbed to the building.

(c) Roof drain leaders and downspouts piped and connected to the site storm drainage system.

(d) Gas lines connected to the city or public utility mains and run to gas meters adjacent to, and in close proximity to the building. Meter supplied by utility company.

5. Electrical

(a) A primary and secondary electrical service from the street to the building electrical room in the garage podium including underground conduit, wire feeders, and transformer pads. Transformer supplied by utility company.

(b) Two 4" Underground conduit from the street to the building for telephone trunk lines by Pacific Telephone.

(c) Two 4" conduit from the building to each of the adjacent buildings for future data connections.

(d) An electrically operated landscape irrigation system, with controller, that is a complete and functioning system.

(e) Underground conduit from the building to the main fire protection system post indicated valve (PIV) for installation of supervisory alarm wiring.

6. General

(a) All construction shall conform to State and Local Building Codes, Title 24 Regulations, and shall be ADA Compliant.

(b) All building shell work shall be constructed as described above and as show on the drawings listed in the attached Exhibit (TBD).

(c) All other costs shall be deemed Tenant Improvements.

EXHIBIT "F" - Tenant Improvement Plans and Specifications

(sheet references to be attached)

EXHIBIT "G" - Subordination, Nondisturbance and Attornment Agreement